UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.        )

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INSULET CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:	April 4, 2013

You are cordially invited to attend the Annual Meeting of Stockholders of Insulet Corporation (the “Company”) to be held at 8:30 a.m., Eastern Time, on Wednesday, May 15, 2013, at the offices of Goodwin Procter LLP, 53 State Street, Boston, MA 02109.

At this Annual Meeting, the agenda includes (i) the election of three Class III directors, each to serve for a three-year term, (ii) the approval, on a non-binding, advisory basis, of the compensation of certain executive officers, and (iii) the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. The Board of Directors unanimously recommends that you vote FOR the election of the director nominees, FOR the approval, on a non-binding, advisory basis, of the compensation of certain executive officers, and FOR the ratification of the appointment of Ernst & Young LLP.

Under U.S. Securities and Exchange Commission rules, the Company is providing access to the proxy materials for the Annual Meeting to stockholders via the Internet. Accordingly, you can access the proxy materials and vote at http://investor.insulet.com/annual-proxy.cfm. Instructions for accessing the proxy materials and voting are described below and in the stockholder meeting notice that you received in the mail. Please review the proxy materials prior to voting.

Your vote is important.

If you are a stockholder of record, please vote in one of the following three ways whether or not you plan to attend the Annual Meeting: (1) if you have received a proxy card via mail as a registered stockholder, by completing, signing and dating the proxy card and returning it in the postage-prepaid envelope provided, (2) by completing your proxy using the toll-free telephone number listed on the proxy card, or (3) by completing your proxy on the Internet at the address listed on the proxy card. It is important that your shares be voted whether or not you attend the meeting in person. Votes made by phone or on the Internet must be received by 11:59 p.m., Eastern Time, on May 14, 2013.

If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.

If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or completed your proxy by phone or on the Internet. Your prompt cooperation will be greatly appreciated.

Very truly yours,

DUANE DESISTO

President and Chief Executive Officer

INSULET CORPORATION

9 Oak Park Drive

Bedford, Massachusetts 01730

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 15, 2013

To the Stockholders of Insulet Corporation:

The Annual Meeting of Stockholders of Insulet Corporation, a Delaware corporation (the “Company”), will be held at 8:30 a.m., Eastern Time, on Wednesday, May 15, 2013, at the offices of Goodwin Procter LLP, 53 State Street, Boston, MA 02109, for the following purposes:

1. to elect three Class III directors nominated by the Board of Directors, each to serve for a three-year term and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal;

2. to approve, on a non-binding, advisory basis, the compensation of certain executive officers as more fully described in the accompanying Proxy Statement;

3. to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

4. to consider and vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Proposal 1 relates solely to the election of three Class III directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the Company.

Only stockholders of record at the close of business on March 20, 2013 are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

Under U.S. Securities and Exchange Commission rules, the Company is providing access to the proxy materials for the Annual Meeting to stockholders via the Internet. Accordingly, you can access the proxy materials and vote at http://investor.insulet.com/annual-proxy.cfm. Instructions for accessing the proxy materials and voting are described below and in the stockholder meeting notice that you received in the mail. Please review the proxy materials prior to voting.

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the Annual Meeting, if you are a stockholder of record, please vote in one of the following three ways: (1) if you have received a proxy card via mail as a registered stockholder, by completing, signing and dating the proxy card and returning it in the postage-prepaid envelope provided, (2) by completing your proxy using the toll-free telephone number listed on the proxy card, or (3) by completing your proxy on the Internet at the address listed on the proxy card. It is important that your shares be voted whether or not you attend the meeting in person. Votes made by phone or on the Internet must be received by 11:59 p.m., Eastern Time, on May 14, 2013.

If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.

If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or completed your proxy by phone or on the Internet.

By Order of the Board of Directors,

R. ANTHONY DIEHL

General Counsel and Secretary

Bedford, Massachusetts

April 4, 2013

INSULET CORPORATION

9 Oak Park Drive

Bedford, Massachusetts 01730

PROXY STATEMENT

For the 2013 Annual Meeting of Stockholders

to be held on May 15, 2013 at 8:30 a.m.

at the offices of Goodwin Procter LLP, 53 State Street, Boston, MA 02109

April 4, 2013

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Insulet Corporation, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held at 8:30 a.m., Eastern Time, on Wednesday, May 15, 2013 at the offices of Goodwin Procter LLP, 53 State Street, Boston, MA 02109, or at any adjournments or postponements thereof (the “Annual Meeting”). The Company’s Annual Report to Stockholders, containing financial statements for the fiscal year ended December 31, 2012, is being made available together with this Proxy Statement to stockholders at http://investor.insulet.com/annual-proxy.cfm. The Annual Report, however, is not a part of the proxy solicitation material.

Important Notice Regarding the Availability of Proxy Materials for

the Stockholder Meeting to be Held on May 15, 2013

This Proxy Statement is being made available to stockholders on or about April 4, 2013. This Proxy Statement and the Annual Report to Stockholders are available at http://investor.insulet.com/annual-proxy.cfm.

As more fully described in this Proxy Statement, the purposes of the Annual Meeting are to:

(i) elect three Class III directors nominated by the Board of Directors, each to serve for a three-year term and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal;

(ii) approve, on a non-binding, advisory basis, the compensation of certain executive officers as more fully described in this Proxy Statement;

(iii) ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

(iv) consider and vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Proposal 1 relates solely to the election of three Class III directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the Company.

Record Date and Voting Rights

Only stockholders of record at the close of business on March 20, 2013 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. As of that date, 53,287,824 shares of common stock, par value $0.001 per share, of the Company were issued and outstanding, and there were 17 stockholders of record. The holders of the Company’s common stock are entitled to one vote per share on any proposal presented at the Annual Meeting. If you are a stockholder of record, you may vote in one of the following three ways whether or not you plan to attend the Annual Meeting: (1) by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose, (2) by completing your proxy using the toll-free telephone number listed on the proxy card, or (3) by completing your proxy on the Internet at the address listed on the proxy card. Votes made by phone or on the Internet must be received by 11:59 p.m., Eastern Time, on May 14, 2013. If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or completed your proxy by phone or on the Internet.

Revocation of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (a) filing with the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy being revoked, (b) properly casting a new vote via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities, (c) duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting, or (d) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Insulet Corporation, 9 Oak Park Drive, Bedford, Massachusetts 01730, Attention: Secretary, before the taking of the vote at the Annual Meeting.

Quorum; Abstentions; Broker Non-Votes

The representation in person or by proxy of at least a majority of the outstanding shares of the Company’s common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Brokers who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to the ratification of the appointment Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. Brokers do not have discretionary authority to vote on (i) the election of directors, or (ii) the vote to approve, on a non-binding, advisory basis, the compensation of certain executive officers, so we encourage you to provide instructions to your broker regarding the voting of your shares.

Vote Required

For Proposal 1, the election of three Class III directors, the nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote on such matter at the Annual Meeting shall be elected as directors. However, in accordance with the Company’s majority voting policy (as described below), in the event that a nominee receives a greater number of “withhold” votes than votes “for” his or her election, such nominee shall tender his or her written resignation to the lead director and such resignation will be considered by the Nominating and Corporate Governance Committee and the Board of Directors. For Proposal 2, the approval, on a non-binding, advisory basis, of the compensation of certain executive officers, an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required for approval. For Proposal 3, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required for approval. Abstentions are included in the number of shares present or represented and voting on each matter. Broker “non-votes” are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company and, in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs upon request. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone, e-mail or telegraph following the original solicitation.

Voting of Proxies

The persons named as attorneys-in-fact in the proxies, Duane DeSisto and R. Anthony Diehl, were selected by the Board of Directors and are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted by such persons at the Annual Meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted (i) FOR the election of the director nominees, (ii) FOR the approval, on a non-binding, advisory basis, of the compensation of certain executive officers, as more fully described in this Proxy Statement, and (iii) FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

Other Business

Aside from (i) the election of directors, (ii) approval, on a non-binding, advisory basis, of the compensation of certain executive officers, and (iii) ratification of the appointment of Ernst & Young LLP, the Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of nine members. The Company’s certificate of incorporation divides the Board of Directors into three classes. One class is elected each year for a term of three years. The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Duane DeSisto, Steven Sobieski and W. Mark Lortz and recommends that each be elected to the Board of Directors as a Class III director, to hold office until the Annual Meeting of Stockholders to be held in 2016 and until his successor has been duly elected and qualified or until his earlier death, resignation or removal. Mr. DeSisto, Mr. Sobieski and Mr. Lortz are currently Class III directors whose terms expire at this Annual Meeting.

The Board of Directors is also composed of: (i) three Class I directors (Sally Crawford, Regina Sommer and Joseph Zakrzewski), whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2014; and (ii) three Class II directors (Charles Liamos, Daniel Levangie and John A. Fallon, M.D.), whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2015.

The Board of Directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

Vote Required For Approval

A quorum being present, the nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote on such matter at the Annual Meeting shall be elected as directors. However, in accordance with our majority voting policy (as described below), in the event that a nominee receives a greater number of “withhold” votes than votes “for” his or her election, such nominee shall tender his or her written resignation to the lead director and such resignation will be considered by the Nominating and Corporate Governance Committee and the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED BELOW.

The following table sets forth certain information concerning the nominees to be elected at the Annual Meeting and our continuing directors based on information provided to the Company by each nominee and director.

Director Since
Class III nominees for election at the 2013 Annual Meeting — nominated to serve a term that expires in 2016
Duane DeSisto	2003
Steven Sobieski	2006
W. Mark Lortz	2012
Class I continuing directors — term expires in 2014
Sally Crawford	2008
Regina Sommer	2008
Joseph Zakrzewski	2008
Class II continuing directors — term expires in 2015
Charles Liamos	2005
Daniel Levangie	2011
John A. Fallon, MD	2012

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information as of February 1, 2013 concerning our directors and executive officers. The biographies of each of the director nominees and continuing directors below contain information regarding the individual’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board of Directors to determine that the person should serve as a director for the Company.

Name	Age	Position
Duane DeSisto	58	President, Chief Executive Officer and Director
Brian Roberts	42	Chief Financial Officer
Charles Liamos	53	Chief Operating Officer and Director
Peter Devlin	45	Chief Commercial Officer
R. Anthony Diehl	44	General Counsel and Secretary
Sally Crawford(2)(3)	59	Director
John A. Fallon, M.D.(3)	65	Director
Daniel Levangie(1)	62	Director
W. Mark Lortz(2)	61	Director
Steven Sobieski(1)	56	Director
Regina Sommer(1)(3)	55	Director
Joseph Zakrzewski(2)	50	Director

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

Duane DeSisto.    Mr. DeSisto has served as our President, Chief Executive Officer and a director since 2003. From 2002 to 2003, he served as our President, Chief Financial Officer and acting Chief Executive Officer. From 2001 to 2002, he served as our Chief Financial Officer and Treasurer. From 1999 to 2001, Mr. DeSisto served in various positions at PaperExchange.com, Inc., a business solutions provider for the pulp and paper industry, including as president, chief executive officer and chief financial officer. From 1995 to 1999, Mr. DeSisto served as the chief financial officer of FGX International Holdings Limited (formerly AAI-Foster Grant, Inc.), an accessories wholesaler, where he had overall responsibility for the accounting, information technology and human resource departments. From 1986 to 1995, Mr. DeSisto served as the chief financial officer of ZOLL Medical Corporation, a medical device company specializing in noninvasive resuscitation devices and related software solutions. Mr. DeSisto earned a Bachelor of Science from Providence College and a Master of Business Administration from Bryant College. As our President and Chief Executive Officer, Mr. DeSisto provides critical contributions to the Board of Directors through his detailed knowledge of our company, employees, products, customers, prospects and the strategic marketplace.

Brian Roberts.    Mr. Roberts has served as our Chief Financial Officer since March 2009. From 2007 to March 2009, Mr. Roberts served as the chief financial officer of Jingle Networks, Inc., the operator of the leading ad-supported directory assistance service. From 2005 to 2007, Mr. Roberts served as the chief financial officer of Digitas Inc., a leading digital marketing and media services firm. Mr. Roberts also served as senior vice president, chief accounting officer and corporate controller of Digitas from 2001 to 2005. Prior to 2001, Mr. Roberts held senior finance positions at Idiom Technologies, Inc., the Monitor Group and Ernst & Young LLP. Mr. Roberts earned a Bachelor of Science in accounting and finance from Boston College and is a Certified Public Accountant.

Charles Liamos.    Mr. Liamos has served as our Chief Operating Officer since January 2011 and has served on our Board of Directors since 2005. Mr. Liamos has been associated with MedVenture Associates since 2006, first as the executive-in-residence and then as a partner in MedVenture Associates Management V Co., LLC, which is the general partner of MedVenture Associates V, L.P. and MedVenture Affiliates V, L.P. On behalf of MedVenture Associates, he currently serves on the board of directors of several privately-held companies. From 2005 to 2006, Mr. Liamos served as the president and chief executive officer of FoviOptics, Inc., a medical device company that focuses on blood glucose monitoring. Before joining FoviOptics, Mr. Liamos served as the chief operating officer and chief financial officer of TheraSense, Inc. from 2001 to 2004, as its vice president and chief financial officer from 1999 to 2001, and as its director of finance and operations from 1998 to 1999. When Abbott Laboratories, Inc. acquired TheraSense in 2004, Mr. Liamos was named group vice president of business operations for Abbott Diabetes Care and served on the committee that integrated TheraSense into its new parent company. From 1995 to 1998, Mr. Liamos was the director of worldwide sourcing at LifeScan, Inc., a division of Johnson & Johnson. Mr. Liamos earned a Bachelor of Science from the University of Vermont and is a graduate of the General Electric Financial Management Program. Mr. Liamos brings the experience gained as a partner of a venture capital firm focused on medical technologies, as well as over fifteen years of experience in the diabetes industry and his knowledge of the diabetes market.

Peter Devlin.    Mr. Devlin has served as our Chief Commercial Officer since August 2009. From 1998 to 2009, Mr. Devlin served in various positions with Abbott Laboratories, Inc., most recently as divisional vice president of global strategic marketing. From 1996 to 1998, he served as marketing manager of i-STAT Corporation, a point-of-care blood analysis systems company which was acquired by Abbott Laboratories. Mr. Devlin also held a variety of product management and engineering roles with C.R. Bard, Inc. from 1988 to 1996. Mr. Devlin earned a Bachelor of Science in mechanical engineering from the University of Massachusetts.

R. Anthony Diehl, Esq.    Mr. Diehl has served as our General Counsel since 2003. From 2001 to 2003, he was Of Counsel at Bourque & Associates, P.A. where his practice covered all areas of intellectual property law, including patent, trademark and copyright prosecution, counseling and litigation. Mr. Diehl earned a Bachelor of Arts from Cornell University and a Juris Doctor from Villanova University School of Law.

Sally Crawford.    Ms. Crawford has served on our Board of Directors since 2008. Ms. Crawford served as chief operating officer of Healthsource, Inc., a publicly-held managed care organization from its founding in 1985 until 1997. During her tenure at Healthsource, she led the development of its operating systems and marketing strategies and supported strategic alliances with physicians, hospitals, insurers and other healthcare companies. Since 1997, Ms. Crawford has been a healthcare consultant. Ms. Crawford serves on the boards of directors of Hologic, Inc., Exact Sciences Corporation, Zalicus Inc., Universal American Corp. and Prolacta Bioscience Inc. She also served on the boards of directors of Chittenden Corporation from 1998 until 2008 and Cytyc Corporation from 1998 until 2007. Ms. Crawford earned a Bachelor of Arts from Smith College and a Master of Science from Boston University. Ms. Crawford brings experience as a board and committee member of public companies, a detailed understanding of the healthcare industry and managed care, which is directly relevant to our business, and the practical knowledge gained in her role as chief operating officer of a publicly-held managed care organization. Ms. Crawford serves as our lead independent director and is the Chair of the Compensation Committee.

John A. Fallon, M.D.    Dr. Fallon has served on our Board of Directors since October 2012. Since 2004, Dr. Fallon has served as the chief physician executive and senior vice president of Blue Cross Blue Shield of Massachusetts. From 2000 to 2004, he held the position of chief executive officer for clinical affairs at the State University of New York Medical Center. In 1995, Dr. Fallon became a founding trustee of Partners Community HealthCare Inc. (“PCHI”), the Physician Network for Partners HealthCare System founded by The Massachusetts General Hospital and The Brigham and Women’s Hospital, and in 1998 he went on to become chairman of PCHI. Dr. Fallon has also served as founder, president and chief executive officer of North Shore Health System from 1994 until 2000, chief medical executive and later chief executive officer of Charter Professional Services Corporation from 1996 until 2000, and first chief medical officer for North Shore Medical Center from 1994 until 2000. Dr. Fallon was a practicing internal medicine physician for more than 25 years and has served on multiple healthcare boards and committees, including continued participation on the Temple University School of Medicine Board of Advisors and the Editorial Board of American Journal of Medical Quality, and prior service on the Alliance for Health Care Improvement Board from 2004-2006. He holds a Bachelor of Arts in chemistry from College of the Holy Cross, a Doctor of Medicine from Tufts University School of Medicine, and a Master of Business Administration from University of South Florida. Dr. Fallon brings over 35 years of experience as a practicing physician, senior executive and member of numerous medical boards and committees together with a comprehensive understanding of the evolving health care industry.

Daniel Levangie.    Mr. Levangie has served on our Board of Directors since October 2011. Mr. Levangie has been the chief executive officer and director of Dune Medical Devices, Inc., a private medical device company, since October 2011. He is also a principal and managing partner at Constitution Medical Investors, a private equity firm focused on the healthcare sector, a role he has held since February 2008. Mr. Levangie formerly served as president and chief executive officer of Keystone Dental Inc. from 2009 until 2011. From 1992 to 2007, Mr. Levangie held various executive management and leadership roles at Cytyc Corporation, most recently as president of Cytyc Surgical, until the company was acquired by Hologic, Inc. From 1975 to 1992, Mr. Levangie held various sales and marketing management positions at Abbott Laboratories, Inc. Mr. Levangie currently serves on the boards of directors of Liposcience, Inc., Exact Sciences Corporation and Constitution Medical, Inc. Mr. Levangie served as a member of the board of directors of ev3, Inc. from 2007 to 2011 and as chairman of the board of directors of ev3 from 2008 to 2011. Mr. Levangie received his Bachelor of Science in pharmacy from Northeastern University. Mr. Levangie brings decades of experience as a senior executive at several public and private medical device companies as well as experience in corporate governance matters.

W. Mark Lortz.    Mr. Lortz has served on our Board of Directors since July 2012. From 1997 to 2004, Mr. Lortz served as the chairman, president and chief executive officer of TheraSense, Inc., which was acquired by Abbott Laboratories in 2004. From 1991 to 1997, he held several positions, including group vice president of worldwide operations and international franchise development, group vice president of worldwide business operations and vice president of operations at LifeScan, Inc., a Johnson & Johnson company. From 1973 to 1991, Mr. Lortz held positions with various divisions of General Electric Co. Mr. Lortz currently serves on the board of directors of Cutera, Inc. He previously served on the boards of directors of Neuralieve, Inc. from 1996 until July 2012, NEUROMetrix, Inc. from 2004 until 2010, ArKal Medical, Inc. from 2010 until June 2012, Fovioptics, Inc. from 2004 until 2006, IntraLase Corp., which was ultimately acquired by Abbott Laboratories, from 2002 until 2006 and the Diabetic Youth Foundation from 1996 until 2002. Mr. Lortz holds a Bachelor of Science in engineering science from Iowa State University and a Master of Business Administration from Xavier University. Mr. Lortz brings over 20 years of experience as a director and senior executive of innovative companies specializing in medical devices in the diabetes industry.

Steven Sobieski.    Mr. Sobieski has served on our Board of Directors since 2006. Mr. Sobieski currently serves as senior vice president and chief financial officer of Roka Bioscience, Inc., a position he has held since September 2009. Prior to joining Roka Bioscience, he served as chief financial officer and vice president of finance and administration of LifeCell Corporation, a public company focused on developing and marketing reconstructive surgical products from 2000 to 2009. Mr. Sobieski served as vice president of finance and in other positions at Osteotech, Inc., a public company focused on orthopedic products, from 1991 to 2000. From 1981 through 1991, he was with Coopers & Lybrand, a public accounting firm. Mr. Sobieski earned a Bachelor of Science in business administration from Monmouth University and a Master of Business Administration from Rutgers University. He is a Certified Public Accountant. Mr. Sobieski has more than twenty years of experience in medical technology financial management and brings extensive financial and industry expertise with other companies in comparable stages of growth. Mr. Sobieski qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission (the “SEC”) and is the Chairman of the Audit Committee.

Regina Sommer.    Ms. Sommer has served on our Board of Directors since 2008. From 2002 through 2005, she served as the vice president and chief financial officer of Netegrity, Inc., which was acquired by Computer Associates Inc. in November 2004. From 1999 to 2001, she served as the vice president and chief financial officer of Revenio, Inc. From 1995 to 1999, she served as senior vice president and chief financial officer of Open Market, Inc., and from 1989 to 1994, she served as the vice president of finance at The Olsten Corporation. She also worked at PricewaterhouseCoopers LLP from 1980 to 1989. Ms. Sommer serves on the board of directors of Wright Express Corporation. Ms. Sommer also served on the boards of directors of ING Direct from 2008 to February 2012 and Soundbite Communications, Inc. from 2006 to May 2012. Ms. Sommer earned a Bachelor of Arts from the College of the Holy Cross. Ms. Sommer brings more than twenty-five years of experience in technology, professional services and public accounting, as well experience managing business operations through periods of rapid growth. She also qualifies as an “audit committee financial expert” under the rules of the SEC. Ms. Sommer is the Chair of the Nominating and Corporate Governance Committee.

Joseph Zakrzewski.    Mr. Zakrzewski has served on our Board of Directors since 2008. Mr. Zakrzewski currently serves as chairman and chief executive officer of Amarin Corporation, a publicly-held company focused on development and commercialization of cardiovascular drugs based on Omega 3s. From 2007 to 2010, he served as chairman of the board of directors, president and chief executive officer of Xcellerex Incorporated, a privately-held company focusing on commercializing its proprietary, next-generation manufacturing technology for biotherapeutics and vaccines. From 2005 to 2007, Mr. Zakrzewski served as the chief operating officer of Reliant Pharmaceuticals, Inc. From 1988 to 2005, Mr. Zakrzewski served in a variety of positions at Eli Lilly and Company, including as vice president, corporate business development from 2003 to 2005. He serves on the boards of directors of Acceleron Pharma, Inc., and Amarin Corporation. He previously served on the board of directors of Azelon Pharmaceuticals, Inc. from 2009 until December 2012. Mr. Zakrzewski earned a Bachelor of Science in chemical engineering and a Masters in biochemical engineering from Drexel University, as well as a Master of Business Administration from Indiana University. Mr. Zakrzewski brings extensive boardroom experience, his operational experience as a chief executive officer and chief financial officer as well as his prior experience in the pharmaceutical industry.

Executive Officers

Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified.

Board of Directors

The business and affairs of the Company are managed under the direction of our Board of Directors. The Company’s Board of Directors currently consists of nine members. The Company’s certificate of incorporation divides the Board of Directors into three classes. One class is elected each year for a term of three years. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee has a charter that has been approved by the Board of Directors. These charters are available in the Corporate Governance section of the Company’s website at http://www.insulet.com. Each committee reviews the appropriateness of its charter at least annually. Additional details concerning the role and structure of the Board of Directors are contained in the Board’s Corporate Governance Guidelines, which can be found in the Corporate Governance section of the Company’s website at http://www.insulet.com.

The members of the Company’s Board of Directors possess a wealth of executive leadership experience derived from their service as executives in many settings, including as chief executive officers or chief financial officers of comparable corporations. They also bring extensive board experience. The process undertaken by the Nominating and Corporate Governance Committee in recommending qualified director nominees is described below under “Policies Governing Director Nominations.” While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, the Company, the Board of Directors and the Nominating and Corporate Governance Committee believe that it is essential to have diversity on the Board of Directors. As a result, the Board of Directors and the Nominating and Corporate Governance Committee may and do consider the diversity of background and experience of a director nominee, such as diversity of knowledge, skills, experience, geographic location, age, gender, and ethnicity, in order to recruit an appropriate mix of knowledge, skills and experience for the needs of the Company’s business.

Independence of Members of the Board of Directors

The Board of Directors and the Nominating and Corporate Governance Committee have determined that our director nominees, Steven Sobieski and W. Mark Lortz, and each of our other non-management directors (Sally Crawford, John A. Fallon, M.D., Daniel Levangie, Regina Sommer and Joseph Zakrzewski) are independent within the meaning of the director independence standards of both The Nasdaq Stock Market, Inc. (“Nasdaq”) and the SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Board Leadership Structure

The Board has designated Ms. Crawford to serve as the Company’s lead independent director. As lead director, Ms. Crawford performs many of the same functions and duties as a Chairman of the Board. Pursuant to the

Company’s Corporate Governance Guidelines, the lead director is responsible for coordinating with the chief executive officer in the creation of the agenda for each meeting, ensuring that topics at each meeting are effectively covered, chairing executive sessions of the Board of Directors and acting as the principal liaison between the independent directors and management. The Board of Directors believes that having a lead director ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board of Directors.

The Company does not currently have a designated Chairman of the Board and does not have a policy as to whether the same person should serve as both the chief executive officer and the Chairman of the Board. The Board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes provides the most appropriate leadership for the Company at that time. Given the Company’s size and principal focus on a single market and product, the Company believes that this leadership structure has been effective thus far and does not feel it is necessary to appoint a Chairman of the Board. The Company recognizes that, depending on the circumstances, different board leadership structures may be appropriate; however, the Company believes its current board leadership structure remains the optimal board leadership structure for the Company.

Executive Sessions of Independent Directors

Non-management members of the Board of Directors meet without the employee directors of the Company following most regularly scheduled in-person meetings of the Board of Directors. These executive sessions include only those directors who meet the independence requirements promulgated by Nasdaq, and Ms. Crawford, as lead director, has been responsible for chairing these executive sessions.

Meeting Attendance

The Board of Directors met 11 times during the fiscal year ended December 31, 2012, and took action by unanimous written consent one time. Each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which he or she served during the fiscal year ended December 31, 2012.

The Company’s policy is that all directors are encouraged to attend the Company’s Annual Meeting of Stockholders. This will be our sixth Annual Meeting of Stockholders since the Company consummated its initial public offering on May 15, 2007. All of the Directors attended the Annual Meeting of Stockholders held in 2012.

Risk Oversight

The Board of Directors is responsible for overseeing the Company’s risk assessment and management function, considering the Company’s major financial risk exposures and evaluating the steps that the Company’s management has taken to monitor and control such exposures. For example, the Board of Directors receives regular reports from senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and reputational risks. The Company believes that the leadership structure of the Board of Directors supports effective oversight of risk assessment and management.

Audit Committee

The Audit Committee of the Board of Directors currently consists of Steven Sobieski, who is the Chair of the Audit Committee, Regina Sommer and Daniel Levangie. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements promulgated by Nasdaq and the SEC, including Rule 10A-3(b)(1) under the Exchange Act. In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and that Steven Sobieski and Regina Sommer each qualifies as an “audit committee financial expert” under the rules of the SEC. Stockholders should understand that this designation is a disclosure requirement of the SEC related to the experience and understanding of the Audit Committee members with respect to certain accounting and auditing matters. The designation of financial literacy does not impose upon them any duties, obligations or liabilities that are greater than those generally imposed on members of the Audit Committee and the Board of Directors, and designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any member of the Audit Committee or the Board of Directors.

The purposes of the Audit Committee are to, among other functions, oversee our accounting and financial reporting processes and the audits of our financial statements, and take, or recommend that our Board of Directors take, appropriate action to oversee the qualifications, independence and performance of our independent auditors. The Audit Committee is also responsible for preparing the Audit Committee Report for inclusion in this and subsequent Proxy Statements in accordance with applicable rules and regulations.

The Audit Committee met six times during 2012. The Audit Committee operates under a written charter adopted by the Board of Directors and reviewed by the Audit Committee on an annual basis, a current copy of which is available at the Corporate Governance section of the Company’s website at http://www.insulet.com.

Compensation Committee

The Compensation Committee currently consists of Sally Crawford, who is the Chair of the Compensation Committee, W. Mark Lortz and Joseph Zakrzewski. The Board of Directors has determined that each member of the Compensation Committee meets the independence requirements promulgated by Nasdaq. The purposes of the Compensation Committee are to, among other functions, discharge our Board of Directors’ responsibilities relating to compensation of our directors and executive officers, oversee our overall compensation programs and prepare the Compensation Committee Report required to be included in this and subsequent Proxy Statements. See the section entitled “Executive and Director Compensation” for a more detailed description of the policies and procedures of the Compensation Committee.

The Compensation Committee met seven times and took action by unanimous written consent six times during 2012. The Compensation Committee operates under a written charter adopted by the Board of Directors and reviewed by the Compensation Committee on an annual basis, a current copy of which is available at the Corporate Governance section of the Company’s website at http://www.insulet.com.

Compensation Committee Interlocks and Insider Participation

During 2012, Ms. Crawford, Mr. Lortz and Mr. Zakrzewski served as members of the Compensation Committee. Ross Jaffe, M.D. served as a member of the Compensation Committee until May 2, 2012. No member of the Compensation Committee was an employee or former employee of the Company or any of its subsidiaries, or had any relationship with the Company requiring disclosure herein.

During 2012, no executive officer of the Company served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company; (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors currently consists of Regina Sommer, who is the Chair of the Nominating and Corporate Governance Committee, Sally Crawford and John A. Fallon, M.D. Ross Jaffe, M.D. served on the Nominating and Corporate Governance Committee until May 2, 2012. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements promulgated by Nasdaq. The purposes of the Nominating and Corporate Governance Committee are to, among other functions, identify individuals qualified to become board members, recommend that our Board of Directors selects the director nominees for election at each annual meeting of stockholders and periodically review and recommend to our Board of Directors any changes to our corporate governance guidelines.

The Nominating and Corporate Governance Committee met four times during 2012. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors and reviewed by the Nominating and Corporate Governance Committee on an annual basis, a current copy of which is available at the Corporate Governance section of the Company’s website at http://www.insulet.com.

As described below in the section entitled “Policies Governing Director Nominations,” the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders.

For more corporate governance information, you are invited to access the Corporate Governance section of the Company’s website available at http://www.insulet.com.

Policies Governing Director Nominations

Majority Voting Policy for Uncontested Director Elections

The Company’s By-Laws provide for plurality voting in director elections. In February 2012, the Board of Directors adopted a majority voting policy. Pursuant to the Company’s majority voting policy, in any uncontested election of directors, any nominee for director who receives a greater number of “withhold” votes than votes “for” his or her election will, within five days following the certification of the stockholder vote, tender his or her written resignation to the lead director for consideration by the Nominating and Corporate Governance Committee.

Any resignation tendered pursuant to the majority voting policy shall be effective on the earlier of (i) the date such resignation is accepted by the Board or (ii) the 61st day following the date of the stockholders’ meeting at which the election occurred, unless the Board chooses not to accept such resignation.

The Nominating and Corporate Governance Committee will consider such tendered resignation and, within 30 days following the date of the stockholders’ meeting at which the election occurred, will make a recommendation to the Board concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board, the Nominating and Corporate Governance Committee will consider all factors deemed relevant by the members of the Nominating and Corporate Governance Committee including, without limitation:

•	The stated and perceived reasons why stockholders withheld votes for election from such director, in part as reflected in the reports issued by proxy advisory firms;

•	The length of service and qualifications of such director;

•	The director’s past and expected future contributions to the Board of Directors and any Committees of the Board on which he or she sits;

•	The overall composition of the Board and the Committees of the Board on which the director sits;

•	Whether acceptance of the director’s resignation would cause the Company to fail to satisfy any regulatory requirements; and

•	Whether acceptance of the resignation is in the best interest of the Company and its stockholders.

The Board will take formal action on the Nominating and Corporate Governance Committee’s recommendation no later than 60 days following the date of the stockholders’ meeting at which the election occurred. In considering the Nominating and Corporate Governance Committee’s recommendation, the Board will consider the information and factors considered by the Nominating and Corporate Governance Committee and such additional information and factors as the Board deems relevant.

Within four business days following the Board’s decision on the Nominating and Corporate Governance Committee’s recommendation, the Company will publicly disclose the Board’s decision in a Form 8-K, providing an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation.

Any director who is the subject of the evaluation described in this section will not participate in Nominating and Corporate Governance Committee or Board deliberations or recommendations regarding the appropriateness of his or her continued service, except to respond to requests for information. If a majority of the members of the Nominating and Corporate Governance Committee are subject to this evaluation process, then the independent directors on the Board who are not subject to the evaluation will appoint a Board committee amongst themselves solely for the purpose of conducting the required evaluation. This special committee will make the recommendation to the Board otherwise required of the Nominating and Corporate Governance Committee.

Director Qualifications

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for reviewing with the Board of Directors from time to time the appropriate qualities, skills and characteristics desired of members of the Board of Directors in the context of the needs of the business and current make-up of the Board of Directors. The Nominating and Corporate Governance Committee must be satisfied that each committee-recommended nominee shall have high personal and professional integrity, demonstrated exceptional ability and judgment, a broad experience base or an area of particular expertise or experience that is important to the long-term success of the Company, a background that is complementary to that of existing directors so as to provide management and the Board with a diversity and freshness of views, a level of self-confidence and articulateness to participate effectively and cooperatively in Board discussions, the willingness and ability to devote the necessary time and effort to perform the duties and responsibilities of Board membership, and the experience and ability to bring informed, thoughtful and well-considered opinions for the benefit of all stockholders to the Board and management. In addition to these minimum qualifications, the Nominating and Corporate Governance Committee will recommend that the Board of Directors select persons for nomination to help ensure that a majority of the Board of Directors shall be “independent,” in accordance with the standards established by Nasdaq, that at least one member of the Audit Committee shall have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert,” as defined by SEC rules, that the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee each shall be comprised entirely of independent directors, and that each member of the Audit Committee is able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. Finally, in addition to any other standards the Nominating and Corporate Governance Committee may deem appropriate for the overall structure and composition of the Board of Directors, the Nominating and Corporate Governance Committee may consider whether a nominee has direct experience in the industry or in the markets in which the Company operates.

Process for Identifying and Evaluating Director Nominees

The Board of Directors is responsible for approving nominees to the Board. Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by members of the Board of Directors, stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee will assess whether the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, background checks or other means that the Nominating and Corporate Governance Committee deems to be helpful in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board of Directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates to the Board of Directors for approval as nominees for election to the Board of Directors. The Nominating and Corporate Governance Committee also recommends candidates to the Board of Directors for appointment to the Committees of the Board of Directors.

Procedures for Recommendation of Director Nominees by Stockholders

The Nominating and Corporate Governance Committee will consider director nominee candidates who are recommended by stockholders of the Company. Stockholders, in submitting recommendations to the Nominating and Corporate Governance Committee for director nominee candidates, must follow the following procedures:

The Nominating and Corporate Governance Committee must receive any such recommendation for nomination not less than 120 calendar days prior to the first anniversary of the date the Company’s Proxy Statement was released to stockholders in connection with the previous year’s Annual Meeting of Stockholders.

All recommendations for nomination must be in writing and include the following:

•	name and address of record of the stockholder;

•

representation that the stockholder is a record holder of the Company’s securities, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, as amended;

•

name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;

•

description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria approved by the Nominating and Corporate Governance Committee from time to time and set forth in the Nominating and Corporate Governance Committee charter;

•	description of all arrangements or understandings between the stockholder and the proposed director candidate;

•

consent of the proposed director candidate (i) to be named in the proxy statement relating to the Company’s annual meeting of stockholders and (ii) to serve as a director if elected at such annual meeting; and

•	other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules.

Nominations must be sent to the attention of the Secretary of the Company by U.S. mail, courier or expedited delivery service to:

Insulet Corporation

9 Oak Park Drive

Bedford, Massachusetts 01730

Attn: Secretary

The Secretary of the Company will promptly forward any such nominations to the Nominating and Corporate Governance Committee. As a requirement to being considered for nomination to the Company’s Board of Directors, a candidate must comply with the following minimum procedural requirements:

•	the candidate must undergo a comprehensive private investigation background check by a qualified company of the Company’s choosing; and

•	the candidate must complete a detailed questionnaire regarding his or her experience, background and independence.

Once the Nominating and Corporate Governance Committee receives the nomination of a candidate, and the candidate has complied with the minimum procedural requirements set forth above, such candidacy will be evaluated and a recommendation with respect to such candidate will be delivered to the Board of Directors. These procedures for recommending a director nominee to the Nominating and Corporate Governance Committee are subject to the applicable provisions of the Company’s By-Laws, which are described in the “Stockholder Proposals” section of this Proxy Statement.

Policy Governing Securityholder Communications with the Board of Directors

The Board of Directors provides every securityholder with the ability to communicate with the Board of Directors as a whole and with individual directors on the Board of Directors through an established process for securityholder communication as follows:

For securityholder communications directed to the Board of Directors as a whole, securityholders may send such communications to the attention of the General Counsel by U.S. mail, courier or expedited delivery service to:

Insulet Corporation

9 Oak Park Drive

Bedford, Massachusetts 01730

Attn: General Counsel

For securityholder communications directed to an individual director in his or her capacity as a member of the Board of Directors, securityholders may send such communications to the attention of the individual director by U.S. mail, courier or expedited delivery service to:

Insulet Corporation

9 Oak Park Drive

Bedford, Massachusetts 01730

Attn: [Name of the director]

The Company will forward any such securityholder communication to the Chairman of the Board of Directors, if one is elected, and, if not, to the lead director as a representative of the Board of Directors, or to the director to whom the communication is addressed on a periodic basis. Such communications will be forwarded by certified U.S. mail, courier, expedited delivery service, or secure electronic transmission.

Policy Governing Stock Ownership

The Board of Directors has adopted a policy requiring all directors and executive officers to own a minimum level of the Company’s Common Stock, subject to a phase-in period. The policy mandates that directors own Common Stock with a value at least equal to three times their annual retainer. For executive officers, the CEO must own Common Stock with a value at least equal to three times his base salary and the other executives must own Common Stock with a value equal to their base salaries. Subject to the phase-in requirements, all of the directors and executive officers are in compliance with this policy.

Evaluation Program of the Board of Directors and its Committees

In order to maintain the Company’s governance standards, the Board of Directors, and each committee thereof, is required to undertake annually a formal self-evaluation process. As part of this process, the members of the Board of Directors and each committee thereof evaluate a number of competencies, including but not limited to its structure, roles, processes, composition, development, dynamics, effectiveness and involvement.

Code of Ethics

The Company has adopted a “code of ethics,” as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act, that applies to all of the Company’s directors and employees worldwide, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the Code of Business Conduct is available at the Investor Relations section of the Company’s website at http://www.insulet.com. A copy of the Code of Business Conduct may also be obtained, free of charge, from the Company upon a request directed to: Insulet Corporation, 9 Oak Park Drive, Bedford, Massachusetts 01730, Attention: Secretary. The Company intends to disclose any amendment to, or waiver of, a provision of the Code of Business Conduct that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on its website at http://www.insulet.com.

For more corporate governance information, you are invited to access the Investor Relations section of the Company’s website available at http://www.insulet.com.

Related Party Transactions

Policies and Procedures With Respect to Related Party Transactions

In accordance with its written charter, the Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all related party transactions. The term “related party transaction” refers to transactions required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K.

Transactions With Related Persons

There were no related party transactions in the fiscal year ended December 31, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s common stock as of February 1, 2013: (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of common stock; (ii) by each director of the Company; (iii) by each executive officer of the Company named in the Summary Compensation Table set forth below under “Executive and Director Compensation”; and (iv) by all directors and executive officers of the Company as a group.

The applicable ownership percentage is based upon 53,088,204 shares of the Company’s common stock outstanding as of February 1, 2013.

Name and Address(1)	Number of Shares Beneficially Owned	Percentage
Directors and Executive Officers
Duane DeSisto(2)	443,859	*
Brian Roberts(3)	152,179	*
Charles Liamos(4)	216,894	*
Peter Devlin(5)	129,148	*
R. Anthony Diehl(6)	94,119	*
Sally Crawford(7)	38,000	*
John A. Fallon, M.D.	—	—
Daniel Levangie(8)	12,500	*
W. Mark Lortz	—	—
Steven Sobieski(9)	40,845	*
Regina Sommer(10)	43,500	*
Joseph Zakrzewski(11)	38,000	*
All directors and executive officers as a group (12 persons)(12)	1,209,044	2.3%
More Than 5% Holders
BlackRock, Inc.(13)	2,665,200	5.0
Federated Investors, Inc.(14)	4,245,519	8.0
FMR LLC(15)	7,219,300	13.6
Edward C. Johnson, III(15)	7,219,300	13.6
Frontier Capital Management Co., LLC(16)	3,042,621	5.7
Jennison Associates LLC(17)	2,650,408	5.0
Prudential Financial, Inc.(18)	2,657,020	5.0
The Vanguard Group, Inc.(19)	2,640,367	5.0
Wellington Management Company, LLP(20)	3,137,762	5.9

* Represents less than 1% of the outstanding shares of the Company’s common stock.

(1)	Unless otherwise indicated, the address of each stockholder is c/o Insulet Corporation, 9 Oak Park Drive, Bedford, Massachusetts 01730.

(2)	Includes 368,027 shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after February 1, 2013 and 44,167 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 1, 2013.

(3)	Includes 106,250 shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after February 1, 2013 and 22,250 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 1, 2013.

(4)	Includes 154,345 shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after February 1, 2013 and 8,000 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 1, 2013.

(5)	Includes 98,000 shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after February 1, 2013 and 18,834 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 1, 2013.

(6)	Includes 65,164 shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after February 1, 2013 and 16,334 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 1, 2013.

(7)	Includes 33,000 shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after February 1, 2013, and 5,000 shares beneficially owned by Ms. Crawford.

(8)	Includes 12,500 shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after February 1, 2013.

(9)	Includes 35,845 shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after February 1, 2013 and 5,000 shares of the Company’s common stock beneficially owned by Mr. Sobieski.

(10)	Includes 33,000 shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after February 1, 2013 and 10,500 shares of the Company’s common stock beneficially owned by Ms. Sommer.

(11)	Includes 33,000 shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after February 1, 2013 and 5,000 shares of the Company’s common stock beneficially owned by Mr. Zakrzewski.

(12)	Includes an aggregate of 939,131 shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after February 1, 2013 and an aggregate of 109,585 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 1, 2013. See also notes (2) — (11) above.

(13)

Information regarding BlackRock, Inc. is based solely upon an Amendment No. 1 to Schedule 13G filed by BlackRock, Inc. with the Securities and Exchange Commission on February 8, 2013. Schedule 13G provides that BlackRock, Inc. has sole voting power with respect to 2,665,200 shares of the Company’s common stock and no shared voting power and sole dispositive power with respect to 2,665,200 shares of the Company’s common stock and no shared dispositive power. The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(14)

Information regarding Federated Investors, Inc. is based solely upon an Amendment No. 6 to Schedule 13G jointly filed by Federated Investors, Inc., Voting Shares Irrevocable Trust, John F. Donahue, Rhodora J. Donahue, and J. Christopher Donahue with the Securities and Exchange Commission on February 12, 2013. Amendment No. 6 to Schedule 13G provides that Federated Investors, Inc. is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. (the “Investment Advisers”), which act as investment advisers to various registered investment companies and separate accounts that own shares of the Company’s common stock. The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated Investors, Inc. All of the outstanding voting stock of Federated Investors, Inc. is held in the Voting Shares Irrevocable Trust for which John F. Donahue, Rhodora J. Donahue, and J. Christopher Donahue act as trustees. Federated Investors, Inc., the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp., which act as the investment advisors to Voting Shares Irrevocable Trust, has sole voting power with respect to 4,245,519 shares of the Company’s common stock and no shared voting power and sole dispositive power with respect to 4,245,419 shares of the Company’s common stock and no shared dispositive power. Each of John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue, as trustees of Voting Shares Irrevocable Trust, has shared voting power with respect to 4,245,519 shares of the Company’s common stock and no sole voting power and shared dispositive power with respect to 4,245,519 shares of the Company’s common stock and no sole dispositive power. The address of Federated Investors, Inc. is Federated Investors Tower, 5800 Corporate Drive, Pittsburgh, Pennsylvania 15222-3779.

(15)	Information regarding FMR LLC and Edward C. Johnson, III is based solely upon an Amendment No. 6 to Schedule 13G jointly filed by FMR LLC, Edward C. Johnson, III and Fidelity Management & Research Company (“Fidelity”) with the Securities and Exchange Commission on February 14, 2013. Amendment No. 6 to Schedule 13G provides that Fidelity, a wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 7,219,300 shares of the Company’s common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson, III and FMR LLC, through their control of Fidelity and the funds, each has sole power to dispose of the 7,219,300 shares owned by the funds. Members of the family of Edward C. Johnson, III, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Edward C. Johnson, III family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson, III has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. The address of FMR LLC and Edward C. Johnson, III is 82 Devonshire Street, Boston, Massachusetts 02109.

(16)	Information regarding Frontier Capital Management Co., LLC is based solely upon an Amendment No. 4 to Schedule 13G filed by Frontier Capital Management Co., LLC with the Securities and Exchange Commission on February 14, 2013. Amendment No. 4 to Schedule 13G provides that Frontier Capital Management Co., LLC has sole voting power with respect to 1,859,837 shares of the Company’s common stock and no shared voting power and sole dispositive power with respect to 3,042,621 shares of the Company’s common stock and no shared dispositive power. The address for Frontier Capital Management Co., LLC is 99 Summer Street, Boston, Massachusetts 02110.

(17)	Information regarding Jennison Associates LLC is based solely upon a Schedule 13G filed by Jennison Associates LLC with the Securities and Exchange Commission on February 11, 2013. Schedule 13G provides that Jennison Associates LLC furnishes investment advice to several investment companies, insurance separate accounts, and institutional clients (“Managed Portfolios”). As a result of its role as investment adviser of the Managed Portfolios, Jennison Associates LLC may be deemed to be the beneficial owner of the shares of the Company’s common stock held by such Managed Portfolios. Prudential Financial, Inc. indirectly owns 100% of equity interests of Jennison Associates LLC. As a result, Prudential Financial, Inc. may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison Associates LLC may have with respect to the Company’s common stock held by the Managed Portfolios. Jennison Associates LLC has sole voting power with respect to 2,650,408 shares of the Company’s common stock and no shared voting power and shared dispositive power with respect to 2,650,408 shares of the Company’s common stock. The address for Jennison Associates LLC is 466 Lexington Avenue, New York, New York 10017.

(18)	Information regarding Prudential Financial, Inc. is based solely upon a Schedule 13G filed by Prudential Financial, Inc. with the Securities and Exchange Commission on February 13, 2013. Schedule 13G provides that Prudential Financial, Inc. has shared voting power with respect to 2,513,624 shares of the Company’s common stock and sole voting power with respect to 140,942 shares of the Company’s common stock. Prudential Financial, Inc. has shared dispositive power with respect to 2,516,078 shares of the Company’s common stock and sole dispositive power with respect to 140,924 shares of the Company’s common stock. The address for Prudential Financial, Inc. is 751 B road Street, Newark, New Jersey 07102-3777.

(19)	Information regarding The Vanguard Group, Inc. is based solely upon a Schedule 13G filed by The Vanguard Group, Inc. with the Securities and Exchange Commission on February 13, 2013. Schedule 13G

provides that The Vanguard Group, Inc. has sole voting power with respect to 68,068 shares of the Company’s common stock and no shared voting power and sole dispositive power with respect to 2,574,299 shares of the Company’s common stock and shared dispositive power with respect to 66,068 shares of the Company’s common stock. The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(20)	Information regarding Wellington Management Company, LLP is based solely upon an Amendment No. 1 to Schedule 13G filed by Wellington Management Company, LLP with the Securities and Exchange Commission on February 14, 2013. Amendment No. 1 to Schedule 13G provides that Wellington Management Company, LLP has shared voting power with respect to 1,685,887 shares of the Company’s common stock and no sole voting power and shared dispositive power with respect to 3,137,762 shares of the Company’s common stock and no sole dispositive power. The address for Wellington Management Company, LLP is 280 Congress Street, Boston, Massachusetts 02210.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of the Company. Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it from January 1, 2012 to the present, the Company believes that no Reporting Person filed a late report during the most recent fiscal year.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

We provide what we believe is a competitive total compensation opportunity for our executive management team through a combination of base salary, cash incentive bonuses, long-term equity incentive compensation and broad-based benefits programs. For each individual, the amount of pay that is actually realized will be primarily driven by the performance of the Company and each individual’s contribution to the performance. We believe this construct is a key underpinning of our pay-for-performance philosophy.

This Compensation Discussion and Analysis explains the following as they relate to 2012:

•	our compensation objectives;

•	our executive compensation process; and

•	our Company policies, practices, and actions with respect to each compensation element.

Included in each description will be the rationale for compensation decisions made in 2012 with respect to our Chief Executive Officer, our Chief Financial Officer, and the other three most highly-compensated executive officers who were employed with the Company as of December 31, 2012. We have determined the individuals to be included in this discussion and analysis in accordance with applicable SEC rules, and these individuals are collectively referred to as the “named executive officers.”

Executive Summary

Our overall compensation goal is to reward our executive officers in a manner that supports our strong pay-for-performance philosophy while maintaining an overall level of compensation that we believe is reasonable and competitive. We believe we accomplish this goal through the following principles and processes that we use in establishing compensation:

•

Benchmarking.    We benchmark executive officer compensation annually against an established executive compensation comparison group that the Compensation Committee reviews each year in order to ensure that our compensation programs are within the competitive range of comparative norms. Our executive compensation comparison group is identified based on industry comparability, annual revenue, market value, number of employees, business focus and corporate strategy.

•

Target Compensation.    We strive to have our overall total target compensation be between the 50th and 75th percentiles of the executive compensation comparison group, with the actual amount of compensation driven by performance. In making executive compensation decisions, our Compensation Committee reviews, with respect to each named executive officer, among other things, individual performance, past compensation levels of each of our named executives, existing levels of equity ownership, and general trends in executive compensation.

•	Base Salaries. In 2012, we adjusted base salaries with merit increases ranging from approximately 3% to 4% across the named executive officer group.

•

Short-Term Incentives.    Based on the levels of achievement of our corporate financial goals the named executive officers earned an average of 75% of the target bonus tied to Corporate performance goals for 2012. The total bonus amounts awarded to our named executive officers for 2012 ranged from 70% to 85% of target. Total actual cash compensation for our executive officers in 2012, including base salaries and actual short-term incentives, was somewhat below 50th percentile.

•

Long-Term Equity Incentives.    In 2012, the Compensation Committee determined that a combination of stock options and restricted stock units was an appropriately balanced and competitive incentive and retention tool for our named executive officers.

•	Actual Total Direct Compensation. In 2012, the actual amount of total direct compensation, including long term equity incentives, paid to our named executive officers as a group was approximately between the 50th and 75th percentile of the companies included in the July 2012 executive compensation comparison group.

•

Performance-Based Compensation.    A significant portion of total direct compensation is in the form of performance-based cash compensation linked directly to Company performance and increased stockholder value. This approach ensures that there is an appropriate balance between our short- and long-term performance goals as well as a balance between the achievement of annual operating objectives and long-term delivery of stockholder return. Maintaining this pay mix results in a pay-for-performance orientation for our named executive officers, which is aligned with our stated compensation philosophy of providing compensation commensurate with overall delivery of corporate performance.

•

Employee Benefits.    We do not offer guaranteed retirement pension benefits or other significant perquisite benefits. Instead, we provide all full-time employees, including our named executive officers, with the opportunity to participate in a competitive health and welfare benefit program.

Objectives of Our Executive Compensation Programs

Our compensation programs for our named executive officers are designed to achieve the following objectives:

•	attract and retain talented and experienced executives in the highly competitive and dynamic medical device industry;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	align the interests of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases;

•	provide a competitive compensation opportunity in which a significant portion of actual realized pay is determined by Company and individual results and the creation of stockholder value;

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

•	foster a shared commitment among executives by coordinating their Company and individual performance goals; and

•	motivate our executives to manage our business to meet our short- and long-term objectives, and reward them for meeting these objectives.

Our Executive Compensation Process

The Compensation Committee of our Board of Directors is primarily responsible for determining compensation for our executives. The Board of Directors has determined that each member of the Compensation Committee is “independent” as that term is defined in the applicable Nasdaq rules. In addition, each member of the Compensation Committee is an “outside director”, as defined in Section 162(m) of the Internal Revenue Code, and a “non-employee” director, as defined in Section 16 of the Exchange Act.

Our Compensation Committee retains an independent compensation consultant to assist the Committee in its deliberations. In October 2010, our Compensation Committee engaged Radford, an Aon Hewitt Consulting Company (“Radford”), as its independent compensation consultant. Our independent compensation consultant’s role is to assist the Compensation Committee in reviewing our executive compensation programs and practices from a market perspective. Our independent compensation consultant generally provides market assessments regarding compensation levels and programs, and also provides an opinion and commentary with respect to proposed actions or changes. We expect to continue to rely on our independent compensation consultant and other market data regarding comparable companies’ executive compensation programs and amounts in determining executive compensation in the future.

Radford also provides us and our Compensation Committee with its Global Technology Survey, a survey of compensation data from over 1,600 domestic and international technology companies. Our Human Resources department uses the survey data to compile compensation data for Company positions which are comparable to positions listed in the survey.

In mid 2011, in connection with its market assessments, Radford, with input from our Compensation Committee, developed an executive compensation comparison group for use in developing and setting our 2012 executive compensation. Companies included in the comparison group were identified based on quantitative and qualitative factors, including industry comparability, annual revenue, market value, number of employees, business focus and corporate strategy. The executive compensation comparison group utilized in determining 2012 target executive compensation which was identified by Radford consisted of the following companies: ABIOMED, Inc., AngioDynamics, Inc., Arthrocare Corporation, Conceptus, Inc., Cyberonics, Inc., DexCom, Inc., Endologix, Inc., Exactech, Inc., Genomic Health, Inc., HeartWare International, Inc., MAKO Surgical Corporation, NuVasive, Inc., NxStage Medical, Inc., SonoSite, Inc., Stereotaxis, Inc., Synovis Life Technologies, Inc., Thoratec Corporation, Vascular Solutions, Inc., and Volcano Corporation.

In July 2012, based on Radford’s market assessment, with input from the Compensation Committee, the executive compensation comparison group was revised to consist of the following companies: ABIOMED, Inc., Align Technology, Inc., AngioDynamics, Inc., ArthroCare Corporation, Atrion Corporation, Conceptus, Inc., Cyberonics, Inc., DexCom, Inc., Endologix, Inc., Exactech, Inc., Genomic Health, Inc., HeartWare International, Inc., ICU Medical, Inc., MAKO Surgical Corporation, Natus Medical Inc., NuVasive, Inc., NxStage Medical, Inc., Thoratec Corporation, and Volcano Corporation. These companies were identified based on industry comparability, annual revenue, market value, number of employees, business focus and corporate strategy. This revised group was used by our Compensation Committee to assist it in assessing and establishing 2013 executive compensation levels and programs as well as in determining the final amount of the 2012 cash incentive bonuses.

Based on the initial 2012 executive compensation comparison group, we targeted our total direct compensation, including equity incentive compensation, for our executive officers to be between the 50th and 75th percentiles of the comparable compensation paid by the group. Since our executives did not earn their entire cash incentive bonuses for 2012, the actual amount of total cash compensation paid for 2012 to our named executive officers as a group was below the 50th percentile; however total direct compensation which includes long-term equity incentives was between the 50th and 75th percentile of 2012 compensation paid to the executives of the companies included in the July 2012 executive compensation comparison group as revised by Radford.

In making executive compensation decisions, our Compensation Committee reviews, among other things:

•	the past compensation levels of each of our executives and of our executives as a group;

•	current compensation for consistency with benchmarks and previous compensation decisions;

•	alignment with our overall compensation philosophy;

•	relative compensation levels among our executives;

•

existing levels of stock and option ownership among our executives, previous grants of stock options and restricted stock units to our executives and the vesting schedules of previously granted options and restricted stock units to ensure executive retention and alignment with stockholder interests;

•	the basis for management recommendations; and

•	general trends in executive compensation.

The general process our Compensation Committee undertakes is to review the recommendations of our Chief Executive Officer with respect to our named executive officers, excluding himself, and then to make an independent decision on compensation for each named executive officer. The Compensation Committee bases its performance assessment on a number of qualitative and quantitative factors, including the achievement of pre-established Company and individual performance goals.

Our Executive Compensation Programs

Our executive compensation primarily consists of base salary, cash incentive bonuses, long-term equity incentive compensation and broad-based benefits programs. Overall, we designed our executive compensation programs to achieve the objectives described above. In particular, we place significant emphasis on performance-based incentive compensation that focuses our executives’ efforts on delivering short-term and long-term value for our stockholders without encouraging excessive risk taking.

Within the context of the overall objectives of our compensation programs, we determined the specific amounts of compensation, both targeted and realized, for each of our named executive officers in 2012 based on a number of factors including:

•	our understanding of the amount of compensation paid by our executive compensation comparison group to their executives with similar roles and responsibilities;

•	our executives’ performance during 2012, in general, and as measured against predetermined performance goals;

•	the need to avoid excessive risk taking;

•	the roles and responsibilities of our executives;

•	the individual experience and skills of, and expected contributions from, our executives;

•	the amounts of compensation being paid to our other executives;

•	our executives’ historical compensation at our Company; and

•	any contractual commitments we have made to our executives regarding compensation.

Each of the primary elements of our executive compensation is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation and a discussion of the amounts of compensation paid to our named executive officers in 2012 under each of these elements. In the descriptions below, we highlight particular compensation objectives that we have designed and the specific elements of our executive compensation program used to address those objectives; however, it should be noted that we have designed the specific elements of our compensation programs to complement each other and to collectively serve all of our executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that each element of our executive compensation program serves each of our objectives.

We consider our total direct cash compensation, defined as base salary and cash incentive bonus, to be competitive compared to our executive compensation comparison group as identified by Radford.

Base Salary

We pay our executives a base salary, which we review and determine annually. We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward executives for their overall performance. Base salaries are generally established in part based on our executive’s experience, skills and expected contributions during the coming year as well as our executive’s performance during the prior year.

For 2012, we increased the annual base salaries of our named executive officers as follows: Mr. DeSisto’s base salary increased from $410,000 to $425,000; Mr. Roberts’ base salary increased from $308,000 to $319,500; Mr. Liamos’ base salary increased from $350,000 to $363,000; Mr. Devlin’s base salary increased from $291,000 to $299,000; and Mr. Diehl’s base salary increased from $249,000 to $256,500. The base salary merit increases for our named executive officers ranged from approximately 3% to 4%.

Cash Incentive Bonuses

Consistent with our emphasis on performance-based incentive compensation programs, our executives are eligible to receive cash incentive bonuses primarily based upon their performance as measured against predetermined incentive goals established by us, including corporate financial measures and the achievement of specific strategic objectives. We establish the target amounts of our cash incentive bonuses at levels that represent a meaningful portion of our executives’ base salaries, and set additional threshold and maximum performance levels below and above these target levels. In establishing these levels, in addition to considering the incentives that we want to provide to our executives, we have historically considered target bonus levels for comparable positions at companies in our executive compensation comparison group. In addition to market referencing, we also typically consider our historical practices and any contractual commitments that we have relating to executive bonuses.

In 2012, we set our named executive officer’s target bonus compensation as a percentage of base salary as follows: Mr. DeSisto’s target bonus increased from 60% to 75% in order to align with the peer group median. Mr. Roberts, Mr. Liamos, Mr. Devlin and Mr. Diehl’s target bonuses remained at 50%. A specified percentage of the cash incentive bonus was payable based on the achievement of each of the performance goals, and for each goal the executive generally had the ability to earn between 0% and 125% of the target bonus amount. Each of our named executive officers’ bonuses are measured and paid on an annual basis.

Our cash incentive bonuses are designed to motivate and reward our named executive officers for meeting our short-term, objectively-determinable Company and individual performance goals. The quantitative Company goals for each of our named executive officers consist of: (1) the Company achieving a specified annual revenue target; (2) the Company achieving a specified annual level of earnings before interest and taxes (“EBIT”); (3) the Company achieving an annual customer retention rate above a specified threshold; and (4) the Company achieving operating cash profitability defined as operating loss plus certain non-cash expenses such as depreciation, amortization and stock-based compensation.

The quantitative performance goals for our named executive officers are established based on predetermined, executive-specific performance metrics that encourage our executives to avoid excessive risk taking and are described in the table below.

In addition, we believe that there are important aspects of executive performance that are not capable of being specifically quantified. Thus, for each of our named executive officers, a portion of the cash incentive bonus is based on the achievement of qualitative management objectives specifically set for each named executive officer and measured annually. Accordingly, we established corporate financial goals and quantitative and qualitative individual performance goals for 2012 incentive bonuses for each of our named executive officers early in 2012.

For 2012, the mix of quantitative corporate financial goals, individual quantitative performance goals and individual qualitative performance goals for each of our named executive officers is set forth in the table below:

	Quantitative Company Goals	Quantitative Individual Performance Goals	Qualitative Individual Performance Goals
Duane DeSisto(1)	30% Revenue
	30% EBIT	—	20%
	10% Retention Rate
	10% Operating Cash Profitability

Brian Roberts(2)	25% Revenue
	25% EBIT	10%	20%
	10% Retention Rate
	10% Operating Cash Profitability

Charles Liamos(3)	25% Revenue
	25% EBIT	20%	10%
	10% Retention Rate
	10% Operating Cash Profitability

Peter Devlin(4)	30% Revenue
	20% EBIT	20%	10%
	10% Retention Rate
	10% Operating Cash
	Profitability

R. Anthony Diehl(5)	25% Revenue
	25% EBIT	—	30%
	10% Retention Rate
	10% Operating Cash Profitability

(1)	For 2012, Mr. DeSisto’s individual qualitative performance goals were based on the management of improved programs, execution of key initiatives and maintaining an effective strategic planning process in addition to coordinating talent management efforts.

(2)	For 2012, Mr. Roberts’ individual quantitative performance goal was based on the achievement of a predetermined days sales outstanding (“DSO”) target. His individual qualitative goals were focused on organizational development and talent management initiatives, leadership of investor relations and risk management efforts.

(3)	For 2012, Mr. Liamos’ individual quantitative performance goals were based on successful regulatory submissions and reaching specified manufacturing capacity with respect to the next generation product. His individual qualitative goals were focused on talent management initiatives and the development of an effective organizational structure.

(4)	For 2012, Mr. Devlin’s individual quantitative performance goals were based on new patient shipments within the US and the domestic launch of the next generation product. His individual qualitative goals were focused on organizational development and talent management initiatives.

(5)	For 2012, Mr. Diehl’s individual qualitative performance goals were focused on organizational development, talent management initiatives and continuing to drive key legal initiatives.

The achievement level of each of the quantitative corporate performance goals and individual quantitative and qualitative performance goals for our named executive officers was measured after the end of the year ended December 31, 2012. For each target goal, we use a sliding performance scale to determine the percentage of each target attained and related payout. Although we cannot always predict the different events that will impact our business during an upcoming year, we set our performance goals for the target amount of cash incentive bonuses at levels that we believe will be achieved by our executives during years of strong performance. Our maximum and threshold levels for these performance goals are determined in relation to our target levels, are intended to provide for correspondingly greater or lesser incentives in the event that performance is within a specified range above or below the target level, and are correspondingly harder or easier to achieve. We set the performance goals for the maximum amount at a level that we believe will be achieved in some years, but will not be achieved a majority of the time.

The 2012 bonus program for each of our named executive officers includes bonuses tied to the achievement of corporate financial measures based on our annual revenues, EBIT, rate of customer retention, and operating cash profitability. Our 2012 revenue goal was $220 million and our 2012 EBIT goal was a negative $29.4 million. In conjunction with the completion of the audit of our 2012 financial statements, we reviewed our performance against these goals. Our actual 2012 revenues were $211.4 million. As a result, each named executive officer earned 80% of that portion of his bonus tied to the revenue goal. Our actual EBIT for 2012 was a negative $36.0 million. As a result, each named executive officer earned 67% of that portion of his bonus tied to our EBIT goal. Our 2012 operating cash profitability goal was to achieve cash flow break even for the third quarter. Our actual operating cash profitability goal was achieved in September. As a result, each named executive officer earned 50% of that portion of his bonus tied to the operating cash profitability goal. As a result on account of the corporate financial goals Mr. DeSisto earned a bonus of $191,570, Mr. Roberts earned a bonus of $84,269, Mr. Liamos earned a bonus of $95,741, Mr. Devlin earned a bonus of $79,833 and Mr. Diehl earned a bonus of $67,653.

In addition to these quantitative corporate financial goals, our Compensation Committee also reviewed the level of achievement by each of the named executive officers of their respective individual quantitative and qualitative performance goals. With respect to Mr. DeSisto, our Compensation Committee determined that he met a portion of his individual qualitative performance goals and was therefore entitled to receive 85% of his targeted payout on these goals amounting to $54,188. Mr. Roberts exceeded his individual quantitative performance goal and therefore was entitled to 125% of his targeted payout on this quantitative goal amounting to $19,169; Mr. Roberts also made significant progress towards the achievement of his individual qualitative goals and was therefore entitled to receive 100% of his targeted payout on his qualitative goals amounting to $31,951. Mr. Liamos met some of his individual quantitative goals and therefore was entitled to 60% of his targeted payout on these quantitative goals amounting to $21,780. Mr. Liamos also made progress towards the achievement of his individual qualitative goal and was therefore entitled to receive 50% of his targeted payout on these qualitative goals amounting to $9,075. Mr. Devlin made progress towards the achievement of his individual quantitative performance goals and was therefore entitled to 41% of his targeted payout amounting to $12,259. Mr. Devlin also made significant progress towards the achievement of his individual qualitative goals and was therefore entitled to receive 80% of his targeted payout on these qualitative goals amounting to $11,960. Mr. Diehl met his individual qualitative goal and was therefore entitled to receive 100% of his targeted payout on this qualitative goal amounting to $38,475.

Long-Term Equity Incentive Compensation

We grant long-term equity incentive compensation in the form of stock options and restricted stock units to executives as part of our total compensation package. Consistent with our emphasis on performance-based incentive compensation programs, these awards represent a significant portion of total executive compensation. We use long-term equity incentive compensation in order to align the interests of our executives and our stockholders by providing our executives with strong incentives to increase stockholder value and a significant reward for doing so. Our decisions regarding the amount and type of long-term equity incentive compensation and relative weighting of these awards among total executive compensation have also been based on our understanding of market practices of similarly situated companies and our negotiations with our executives in connection with their initial employment or promotion by our Company.

Stock option awards provide our executive officers with the right to purchase shares of our common stock at a fixed exercise price typically for a period of up to ten years, subject to continued employment with our Company. Stock options are granted based upon performance and have generally vested over four years, beginning with one-fourth vesting on the one year anniversary of the date of grant, then vesting pro-rata monthly or quarterly thereafter, subject to continued service with us through the applicable vesting date. Prior to our initial public offering, all stock option awards were made pursuant to our 2000 Stock Option and Incentive Plan. Following the closing of our initial public offering in May 2007, stock option awards have generally been made pursuant to our 2007 Stock Option and Incentive Plan.

The exercise price of each stock option granted under our 2000 Stock Option and Incentive Plan or our 2007 Stock Option and Incentive Plan is equal to the fair market value of our common stock on the grant date. Leading up to our initial public offering, the fair market value of our common stock for purposes of determining the exercise price of stock options was determined by our Board of Directors based on independent appraisals by an outside valuation consultant. Since our initial public offering, all stock options continue to be granted with an exercise price equal to the fair market value of our common stock on the date of grant, but fair market value is defined as the closing market price of a share of our common stock on the date of grant. We do not have any program, plan or practice of setting the exercise price based on a price other than the fair market value of our common stock on the grant date.

We have generally granted all of our stock options to executives as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, subject to the volume limitations contained in the Internal Revenue Code. Generally, for stock options that do not qualify as incentive stock options, we are entitled to a tax deduction in the year in which the stock options are exercised equal to the spread between the exercise price and the fair market value of the stock for which the stock option was exercised. The holders of the stock options are generally taxed on this same amount in the year of exercise. For stock options that qualify as incentive stock options, we do not receive a tax deduction and the holder of the stock option may receive more favorable tax treatment than he or she would for a non-qualified stock option. Historically, we have granted primarily incentive stock options in order to provide these potential tax benefits to our executives, particularly given the limited expected benefits to our Company of the tax deductions as a result of our historical net losses.

Beginning in 2010, we modified our annual long-term equity incentive compensation structure by reducing the number of shares awarded subject to stock options and issuing restricted stock units (“RSUs”). RSUs are contractual rights to receive shares of our common stock when and if the RSUs vest. The RSUs awarded to our named executive officers in 2012 vest, subject to continued employment with the Company, in equal annual installments on each of the first four anniversaries of their date of grant. For federal income tax purposes, the executive will generally be deemed to have received compensation income on each vesting date equal to the fair market value of the shares vesting on such date, and the Company will generally be entitled to a tax deduction for such amount as compensation expense unless limited by tax rules.

We have made grants of both stock options and RSUs to our named executive officers on a periodic, but not necessarily annual, basis. In 2012, we considered a number of factors in determining the quantity, if any, of stock options and RSUs to grant to our executives, including:

•	the number of shares subject to, and exercise price of, outstanding options, both vested and unvested, held by our executives;

•	the vesting schedule of the unvested stock options and RSUs held by our executives;

•	the amount and percentage of our total equity on a diluted basis held by our executives; and

•	market reference points from our executive compensation comparison group on long-term incentive compensation.

As a result of these considerations, our Compensation Committee determined that a combination of stock options and RSUs was an appropriate and competitive incentive and retention tool which is consistent with the executive compensation comparison group as identified by Radford.

On April 1, 2012, we granted Mr. DeSisto an option to purchase 70,000 shares of our common stock and awarded him 70,000 RSUs; we granted Mr. Roberts an option to purchase 25,000 shares of our common stock and awarded him 25,000 RSUs; we granted Mr. Liamos an option to purchase 32,000 shares of our common stock and awarded him 32,000 RSUs; we granted Mr. Devlin an option to purchase 22,000 shares of our common stock and awarded him 22,000 RSUs; and we granted Mr. Diehl an option to purchase 20,000 shares of our common stock and awarded him 20,000 RSUs. In each case, the exercise price of the option was $19.14 per share, which was the closing price of our common stock on the grant date.

Broad-Based Benefits Programs

All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability and life insurance, our employee stock purchase plan and our 401(k) plan.

Severance and Change in Control Programs

Our Amended and Restated Executive Severance Plan, which was established on May 8, 2008, amended and restated on November 14, 2008 and further amended on December 16, 2010, provides for certain severance and change of control benefits to all of our executive officers. For a detailed description of these potential payments, see the sections below entitled “Discussion of Summary Compensation and Grants of Plan Based Awards Tables — Amended and Restated Executive Severance Plan” and “Potential Payments Upon Termination or Change-in-Control.”

Policy Governing Stock Ownership

The Board of Directors has adopted a policy requiring all directors and executive officers to own a minimum level of the Company’s Common Stock, subject to a phase-in period. The policy mandates that directors own Common Stock with a value at least equal to three times their annual retainer. For executive officers, the CEO must own Common Stock with a value at least equal to three times his base salary and the other executives must own Common Stock with a value equal to their base salaries. Subject to the phase-in requirements, all of the directors and executive officers are in compliance with this policy.

2012 Say-On Pay Vote

The Company provides its stockholders with the opportunity to cast an advisory vote to approve the compensation of our named executive officers. In evaluating our 2012 executive compensation program, the Compensation Committee considered the result of the stockholder advisory (“say-on-pay”) vote on our executive compensation for 2011, which was approved by over 99% of the votes cast. The Compensation Committee believes that the stockholders, through this advisory vote, affirmed their support for the compensation philosophies and practices of our Company and, thus, the Compensation Committee did not make any changes to our executive compensation program as a result of the say-on-pay vote. The Compensation Committee will continue to consider the outcome of the say-on-pay vote when making future compensation decisions for the named executive officers. We will hold a say-on-pay vote on an annual basis until the next vote on the frequency of such stockholder advisory votes, which will occur no later than our 2017 Annual Meeting of Stockholders.

Conclusion

The Compensation Committee is satisfied that the executive officers of the Company are dedicated to achieving significant improvements in the long-term financial performance of the Company and that the compensation policies and programs we have implemented and administered have contributed and will continue to contribute towards achieving that goal.

Compensation Committee Report

This report is submitted by the Compensation Committee of the Board of Directors. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on its review of the Compensation Discussion and Analysis and its discussions with management, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has agreed, that the Compensation Discussion and Analysis be included in this Proxy Statement.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Compensation

Committee,

Sally Crawford (Chair)

W. Mark Lortz

Joseph Zakrzewski

Compensation Related Risk Assessment

The Compensation Committee carefully considered whether our compensation policies and practices were reasonably likely to have a material adverse effect on the Company. It was the judgment of the Compensation Committee that the mix and design of our executive compensation plans and policies do not encourage management to assume excessive risks and are not reasonably likely to have a material adverse effect on the Company. In making this determination, the Compensation Committee considered a number of matters, including the following elements of our executive compensation plans and policies:

•	The Company’s base salary component of compensation does not encourage risk taking because it is a fixed amount.

•	The Company sets performance goals that it believes are reasonable in light of good performance and market conditions.

•

The time based vesting over three to four years for the Company’s long-term incentive awards ensures that the executives’ interests align with those of its stockholders for the long-term performance of the Company.

•

Assuming achievement of at least a minimum level of performance, payouts under the Company’s performance based bonus plans result in some compensation at levels below full target achievement, rather than an “all or nothing” approach, which could engender excessive risk taking.

•

A majority of the payouts under the Company’s bonus plan are based on multiple individual performance and Company based metrics, which mitigates the risk of an executive over emphasizing the achievement of one or more individual performance metrics to the detriment of Company based metrics.

•	Certain payouts under the Company’s bonus plan include qualitative consideration, which restrain the influence of formulae or quantitative factors on excessive risk taking.

Summary of Executive Compensation

The following table sets forth certain information with respect to compensation for the years ended December 31, 2012, 2011, and 2010 earned by (i) our President and Chief Executive Officer, (ii) our Chief Financial Officer, and (iii) our three other most highly-compensated executive officers who were serving as executive officers on December 31, 2012 and whose total compensation exceeded $100,000. We refer to these individuals as our “named executive officers.”

2012 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation	Total
Duane DeSisto	2012	$422,981	$1,339,800	$835,251	$245,758	$7,500	$2,851,290
President and Chief	2011	405,385	699,600	472,295	206,640	4,903	1,788,823
Executive Officer	2010	384,604	606,400	411,909	203,229	1,670	1,607,812

Brian Roberts	2012	317,952	478,500	299,076	136,189	7,500	1,239,217
Chief Financial Officer	2011	305,308	682,110	283,965	134,365	5,855	1,411,603
	2010	292,223	363,840	237,060	133,770	2,131	1,029,024

Charles Liamos(3)	2012	361,250	612,480	382,873	126,596	7,500	1,490,699
Chief Operating Officer	2011	329,808	1,582,000	2,132,048	154,001	17,763	4,215,620

Peter Devlin	2012	297,923	421,080	263,318	104,052	7,500	1,093,873
Chief Commercial Officer	2011	288,885	349,800	237,144	117,856	4,785	998,470
	2010	279,365	303,200	196,871	115,500	2,311	897,247

R. Anthony Diehl	2012	255,490	382,800	239,533	106,128	7,500	991,451
General Counsel	2011	247,269	314,820	213,272	108,315	4,795	888,471
	2010	238,731	242,560	162,896	84,720	1,741	730,648

(1)	These amounts are based on the aggregate grant date fair value of the stock and option awards in the year in which the grants were made in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718-10, excluding the impact of forfeitures. The assumptions we used for calculating the grant date fair values are set forth in notes 2 and 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. These amounts do not represent the actual amounts paid to or realized by directors for these awards during the years ended December 31, 2012, 2011 and 2010.

(2)	Amounts listed reflect the amounts of the annual cash incentive bonuses awarded to the named executive officers as described above under “— Compensation Discussion and Analysis – Our Executive Compensation Programs — Cash Incentive Bonuses.” Bonus payments were accrued in the year indicated and paid in the succeeding fiscal year. Thus, the 2012 bonus was paid in fiscal 2013, the 2011 bonus was paid in fiscal 2012, and the 2010 bonus was paid in fiscal 2011.

(3)	Mr. Liamos was hired as our Chief Operating Officer effective January 10, 2011.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2012 to the named executive officers.

2012 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value(2)
Name	Grant Date	Threshold	Target	Maximum
Duane DeSisto	4/1/2012	$159,375	$318,750	$398,438	70,000	70,000	$19.14	$2,175,051
Brian Roberts	4/1/2012	79,875	159,750	199,688	25,000	25,000	19.14	777,576
Charles Liamos	4/1/2012	90,750	181,500	226,875	32,000	32,000	19.14	995,353
Peter Devlin	4/1/2012	74,750	149,500	186,875	22,000	22,000	19.14	684,398
R. Anthony Diehl	4/1/2012	64,125	128,250	160,313	20,000	20,000	19.14	622,333

(1)	The exercise price of all stock options granted under our 2007 Plan is equal to the closing price of the common stock on the date of the grant.

(2)	These amounts are based on the aggregate grant date fair value of the RSU and option awards, excluding the impact of forfeitures. The assumptions we used for calculating the grant date fair values are set forth in notes 2 and 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan Based Awards Table was paid or awarded, are described above under “— Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

Employment Agreements

During 2008, all pre-existing employment agreements with our named executive officers expired, or were terminated, and were replaced on May 8, 2008 with the Executive Severance Plan, which is described below.

Amended and Restated Executive Severance Plan

On May 8, 2008 we enacted the Executive Severance Plan, which was amended and restated on November 14, 2008 and further amended on December 16, 2010. All named executive officers of the Company participate in the Amended and Restated Executive Severance Plan. In the event that any of our named executive officers employment is terminated by us without “cause”, the executive officer resigns for “good reason” or the executive officer is terminated as a result of a “change in control”, each as defined in the Amended and Restated Executive Severance Plan, he will be entitled to an amount equal to 12 months of his base salary with the exception of Mr. DeSisto who will be entitled to an amount equal to 24 months of his base salary. If the named executive officer’s employment is terminated prior to a change of control, such amounts are payable over 12 months (24 months in the case of Mr. DeSisto). If the named executive officer’s employment is terminated after a change of control, such amounts are payable in a lump sum. Additionally, these named executive officers will be entitled to a pro-rata bonus, continued health, dental and life insurance coverage, reimbursement for outplacement services not to exceed $15,000, provided that such expenses are incurred by the executive within 12 months of the termination, and payment for any accrued unused vacation time. Notwithstanding the foregoing, our obligation to make these severance payments to any of the named executive officers is subject to the executive’s delivery of a release of claims in favor of the Company and that executive’s continued compliance with the confidentiality, non-compete and non-solicitation obligations under his non-competition and non-solicitation agreement and employee non-disclosure and developments agreement with us. In the instance that the termination occurs within 12 months after the effective date of a change in control, all outstanding stock options and other stock-based awards held by the executive will accelerate to become fully exercisable or nonforfeitable as of the executive’s termination date.

Other Agreements

Each of our named executive officers has entered into a non-competition and non-solicitation agreement and an employee non-disclosure and developments agreement with us, which provide for protection of our confidential information, assignment to us of intellectual property developed by our executives and non-compete and non-solicitation obligations that are effective while the executive is employed by us and for a period of 12 months thereafter.

2012 Cash Incentive Bonuses

In 2012, we established target cash incentive bonuses for each of our named executive officers as a percentage of that executive’s base salary, as follows: Mr. DeSisto — 75%; Mr. Roberts — 50%; Mr. Liamos — 50%; Mr. Devlin — 50%; and Mr. Diehl — 50%. All bonuses were paid based on the executives’ achievement of a number of quantitative company goals and individual performance goals, as described above under “— Our Executive Compensation Programs — Cash Incentive Bonuses.” Generally, for each goal, the executive had the ability to earn between 0% and 125% of the target bonus amount based on the level of achievement of that goal. The bonuses paid upon the achievement of these predetermined performance goals are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table and are described in detail above under “— Our Executive Compensation Programs — Cash Incentive Bonuses.”

Additionally, in the 2012 Grants of Plan-Based Awards table, the “Estimated Future Payouts under Non-Equity Incentive Plan Awards” column for each of the executives relates to the portion of their cash incentive bonuses that was payable upon the achievement of these predetermined performance goals. The threshold payouts represent the payout that would have been received if each performance goal was met at the minimum level, the target represents the payout that would have been received if each performance goal was met at the target level and the maximum represents the payout that would have been received if each performance goal was met at the maximum level.

2012 Stock Option and Restricted Stock Unit Awards

In 2012, we granted Mr. DeSisto an option to purchase 70,000 shares of our common stock and awarded him 70,000 RSUs, we granted Mr. Roberts an option to purchase 25,000 shares of our common stock and awarded him 25,000 RSUs, we granted Mr. Liamos an option to purchase 32,000 shares of our common stock and awarded him 32,000 RSUs; we granted Mr. Devlin an option to purchase 22,000 shares of our common stock and awarded him 22,000 RSUs, and we granted Mr. Diehl an option to purchase 20,000 shares of our common stock and awarded him 20,000 RSUs. In each case, the exercise price of the option was $19.14 per share (the closing price of our common stock on the grant date).

These stock options have a term of ten years, subject to continued employment with the Company, and may be exercised at any time after they vest and prior to their expiration for all or a portion of such option shares. These stock options vest over four years, beginning with 25% vesting one year after the date of grant and the remainder vesting in equal quarterly installments each quarter thereafter for 12 quarters.

These RSUs are contractual rights to receive shares of our common stock when and if the RSUs vest. The RSUs awarded to our named executive officers in 2012 vest, subject to continued employment with the Company, in equal annual installments on each of the first four anniversaries of their date of grant. For federal income tax purposes, the executive will generally be deemed to have received compensation income on each vesting date equal to the fair market value of the shares vesting on such date, and the Company will be entitled to a tax deduction for such amount as compensation expense. Vesting of these stock options and restricted stock units is also subject to acceleration in connection with a change-in-control as described in “— Potential Payments Upon Termination or Change-in-Control” below.

2007 Stock Option and Incentive Plan

Background.    Our 2007 Stock Option and Incentive Plan was adopted by our Board of Directors and approved by our stockholders in April 2007. At the annual meeting of stockholders held on May 8, 2008, our stockholders approved an amendment to our 2007 Stock Option and Incentive Plan to increase the aggregate number of shares of our common stock authorized for issuance by 600,000 shares. On May 2, 2012, our stockholders approved a second amendment to our 2007 Stock Option and Incentive Plan to increase the aggregate number of shares of our common stock authorized for issuance by 3,775,000 shares.

Administration.    The Compensation Committee of our Board of Directors is responsible for administering our 2007 Stock Option and Incentive Plan. Under our 2007 Stock Option and Incentive Plan, the plan administrator has the power to determine the terms of the awards, including the officers, employees, non-employee directors and key persons (including consultants and prospective employees) who will receive awards, the exercise price, the number of shares subject to each award, the vesting schedule and exercisability of awards and the form of consideration payable upon exercise of an option.

Eligibility.    All of our officers, employees, non-employee directors and key persons (including consultants and prospective employees) are eligible to be granted awards under our 2007 Stock Option and Incentive Plan.

Number of Shares Available for Issuance.    The maximum number of shares of our common stock that are authorized for issuance under our 2007 Stock Option and Incentive Plan currently is 8,535,000 shares. In addition, each share of deferred stock, restricted stock, unrestricted stock or performance shares awarded under the 2007 Stock Option and Incentive Plan will count as 1.5 shares against the total pool of shares available for issuance under the plan. Shares issued under the 2007 Stock Option and Incentive Plan may be authorized but unissued shares or shares reacquired by us. Any shares subject to awards that are forfeited, canceled, or otherwise terminated (other than by exercise) shall be added back to the shares available for issuance under the 2007 Stock Option and Incentive Plan. Upon the occurrence of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the plan administrator will make an appropriate or proportionate adjustment in the shares reserved for issuance under, and the number of shares or exercise price applicable to any award which will remain outstanding under, the 2007 Stock Option and Incentive Plan.

Types of Awards.    The plan administrator may grant the following types of awards under our 2007 Stock Option and Incentive Plan: stock options; stock appreciation rights; deferred stock awards; restricted stock; unrestricted stock; cash based awards; performance share awards; or dividend equivalent rights. Stock options awarded under our 2007 Stock Option and Incentive Plan may be nonqualified stock options or incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. With the exception of incentive stock options, the plan administrator may grant, from time to time, any of the types of awards under our 2007 Stock Option and Incentive Plan to our officers, employees, non-employee directors and key persons (including consultants and prospective employees). Incentive stock options may only be granted to our employees.

Stock Options.    A stock option is the right to acquire shares of our common stock at a fixed price for a fixed period of time and generally is subject to a vesting requirement. We typically grant options subject to a four-year vesting period, with 25% of the total award vesting after one year and the remainder vesting in equal quarterly installments each quarter thereafter for 12 quarters. In the event we are acquired or are otherwise subject to a change in control, all of the outstanding options granted under our 2007 Stock Option and Incentive Plan will become fully vested. A stock option will be in the form of a nonqualified stock option or an incentive stock option. The exercise price is set by the plan administrator, which is our Board of Directors or our Compensation Committee, but cannot be less than 100% of the fair market value of our common stock on the date of grant, or, in the case of incentive stock options granted to an employee who owns 10% or more of total combined voting power of our common stock, or a 10% owner, the exercise price cannot be less than 110% of the fair market value of our common stock on the date of grant. The term of a stock option may not exceed ten years (or five years in the case of incentive stock options granted to a 10% owner). After an optionee’s employment with us is terminated, he or she may exercise his or her vested options for the period of time stated in the stock option agreement. Generally, if termination is due to death or disability, any outstanding stock options become fully vested, and will remain exercisable for 12 months following termination; if termination is for cause, the options may no longer be exercised after termination; and, in all other cases, the vested options will remain exercisable for three months. However, an option may not be exercised later than its expiration date.

Deferred Stock Awards.    Deferred stock awards are contractual rights to receive shares of our common stock when and if the deferred stock awards vest. Deferred stock awards are granted in the form of RSUs. RSUs awarded to our named executive officers in 2012 vest, subject to continued employment with the Company, in equal annual installments on each of the first four anniversaries of their date of grant. For federal income tax purposes, the executive will generally be deemed to have received compensation income on each vesting date equal to the fair market value of the shares vesting on such date, and the Company will be entitled to a tax deduction for such amount as compensation expense.

Amendment and Discontinuance; Term.    Our Board of Directors may at any time amend or discontinue our 2007 Stock Option and Incentive Plan, and the plan administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action will adversely affect rights under any outstanding awards without the holder’s consent. To the extent required by applicable laws or rules, plan amendments may be subject to stockholder approval. Unless terminated earlier, our 2007 Stock Option and Incentive Plan will expire on the tenth anniversary of its effective date.

2007 Employee Stock Purchase Plan

Our 2007 Employee Stock Purchase Plan was adopted by our Board of Directors and approved by our stockholders in April 2007 and became effective upon the closing of our initial public offering in May 2007.

Our 2007 Employee Stock Purchase Plan authorizes the issuance of up to a total of 380,000 shares of our common stock to participating employees.

All of our employees who have been employed by us for at least six months and whose customary employment is for more than 20 hours a week are eligible to participate in our 2007 Employee Stock Purchase Plan. Any employee who owns 5% or more of the voting power or value of our stock is not eligible to purchase shares under our 2007 Employee Stock Purchase Plan.

We will make one or more offerings each year to our employees to purchase stock under our 2007 Employee Stock Purchase Plan. The first offering began on the date of the closing of our initial public offering and ended on December 31, 2007. Subsequent offerings generally start on each January 1 and July 1 and continue for six-month periods, referred to as offering periods.

Each employee who is a participant in our 2007 Employee Stock Purchase Plan may purchase shares by authorizing payroll deductions of up to 10% of his or her cash compensation during an offering period. Unless the participating employee has previously withdrawn from the offering, his or her accumulated payroll deductions will be used to purchase shares of our common stock on the last business day of the offering period at a price equal to 85% of the fair market value of the common stock on the last day of the offering period. Under applicable tax rules, an employee may purchase no more than $25,000 worth of common stock, valued at the start of the purchase period, under our 2007 Employee Stock Purchase Plan in any calendar year.

The accumulated payroll deductions of any employee who is not a participant on the last day of an offering period will be refunded. An employee’s rights under our 2007 Employee Stock Purchase Plan terminate upon voluntary withdrawal from the plan or when the employee ceases employment for any reason.

Our 2007 Employee Stock Purchase Plan may be terminated or amended by our Board of Directors at any time. An amendment that increases the number of shares of our common stock that is authorized under our 2007 Employee Stock Purchase Plan and certain other amendments require the approval of our stockholders.

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2012 for each of the named executive officers.

2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)		Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Duane DeSisto	145,527	(3)	—	3.600	2/9/2015
	50,000	(4)	—	15.090	3/12/2018
	25,000	(4)	—	18.750	5/8/2018
	93,750	(4)	6,250	6.830	2/26/2019
	27,500	(4)	12,500	15.160	3/1/2020
	17,500	(4)	22,500	17.490	3/1/2021
	—	(4)	70,000	19.140	4/1/2022
						13,334	(5)	282,947
						26,667	(5)	565,874
						70,000	(8)	1,485,400
Brian Roberts	58,750	(4)	11,250	5.110	3/5/2019
	16,500	(4)	7,500	15.160	3/1/2020
	10,500	(4)	13,500	17.490	3/1/2021
	—	(4)	25,000	19.140	4/1/2022
						8,000	(5)	169,760
						3,750	(6)	79,575
						16,000	(5)	339,520
						25,000	(8)	530,500
Charles Liamos	19,035	(7)	—	4.860	12/9/2015
	3,810	(7)	—	18.750	5/8/2018
	8,000	(7)	—	7.060	7/30/2019
	3,000	(7)	1,000	14.480	6/1/2020
	100,000	(4)	100,000	15.820	1/10/2021
	—	(4)	32,000	19.140	4/1/2022
						1,000	(5)	21,220
						33,334	(6)	707,347
						32,000	(8)	679,040
Peter Devlin	86,250	(4)	33,750	8.300	8/17/2019
	13,750	(4)	6,250	15.160	3/1/2020
	8,750	(4)	11,250	17.490	3/1/2021
	—	(4)	22,000	19.140	4/1/2022
						6,667	(5)	141,474
						13,334	(5)	282,947
						22,000	(8)	466,840
R. Anthony Diehl	25,000	(4)	—	15.090	3/12/2018
	11,664	(4)	2,500	6.830	2/26/2019
	11,000	(4)	5,000	15.160	3/1/2020
	7,875	(4)	10,125	17.490	3/1/2021
	—	(4)	20,000	19.140	4/1/2022
						5,334	(5)	113,187
						12,000	(5)	254,640
						20,000	(8)	424,400

(1)	The expiration date for all options is the date that is ten years after the grant date. See “— Potential Payments Upon Termination or Change-in-Control” for a description of the acceleration provisions upon termination or change-in-control.

(2)	Based on a per share price of $21.22, which was the closing price per share of our common stock on the last business day of the year ended December 31, 2012.

(3)	This option is subject to a four-year vesting period, with 25% of the total award vesting one year after the grant date and the remainder vesting in equal monthly installments each month thereafter for 36 months, subject to continued employment.

(4)	This option is subject to a four-year vesting period, with 25% of the total award vesting one year after the grant date and the remainder vesting in equal quarterly installments for each quarter thereafter for 12 quarters, subject to continued employment.

(5)	This restricted stock unit award is subject to a three-year vesting period, with 33% of the total award vesting one year after the grant date and the remainder vesting in equal annual installments for the next two years, subject to continued employment.

(6)	This restricted stock unit award is subject to a three-year vesting period, with 33% of the total award vesting on December 31, 2011, and the remainder vesting in equal annual installments for the next two years, subject to continued employment.

(7)	This option is subject to a three-year vesting period, with 50% of the total award vesting one year after the grant date and the remainder vesting in equal annual installments for the next two years, subject to continued service as a director.

(8)	This restricted stock unit award is subject to a four-year vesting period, with 25% of the total award vesting one year after the grant date and the remainder vesting in equal annual installments for the next three years, subject to continued employment.

Option Exercises and Stock Vested

The following table shows information regarding option exercises and vesting of stock awards during the year ended December 31, 2012 under our equity incentive plans and the corresponding amounts realized by each named executive officer.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Duane DeSisto	200,000	3,293,106	26,666	520,787
Brian Roberts	110,000	1,640,800	19,750	392,055
Charles Liamos	—	—	34,333	725,076
Peter Devlin	—	—	13,333	260,393
R. Anthony Diehl	35,667	528,612	11,333	221,333

(1)	The aggregate dollar amount realized upon exercise of the options is calculated based on the difference between the market price for our common stock on The Nasdaq Global Market on the date of exercise and the exercise price of such options.

(2)	The aggregate dollar amount realized upon vesting of the RSUs is calculated based on the market price for our common stock on The Nasdaq Global Market on the vesting date.

Potential Payments Upon Termination or Change-in-Control

During 2008, all pre-existing employment agreements with our named executive officers expired, or were terminated, and were replaced on May 8, 2008 with the Executive Severance Plan, which was amended and restated on November 14, 2008 and further amended on December 16, 2010. The Amended and Restated Executive Severance Plan provides for certain severance and change of control benefits to all of our named executive officers.

In the event that any of our named executive officers’ employment is terminated by us without “cause”, the executive officer resigns for “good reason” or the executive officer is terminated as a result of a “change in control”, each as defined in the Amended and Restated Executive Severance Plan, he will be entitled to an amount equal to 12 months of his base salary with the exception of Mr. DeSisto who will be entitled to an amount equal to 24 months of his base salary. If the named executive officer’s employment is terminated prior to a change of control, such amounts are payable over 12 months (24 months in the case of Mr. DeSisto). If the named executive officer’s employment is terminated after a change of control, such amounts are payable in a lump sum. Additionally, the named executive officers will be entitled to a pro-rata bonus, continued health, dental and life insurance coverage, reimbursement for outplacement services not to exceed $15,000 provided that such expenses are incurred by the executive within 12 months of the termination, and payment for any accrued and unused vacation time. Notwithstanding the foregoing, our obligation to make these severance payments to any of the named executive officers is subject to the executive’s delivery of a release of claims in favor of the Company and that executive’s continued compliance with the confidentiality, non-compete and non-solicitation obligations under his non-competition and non-solicitation agreement and employee non-disclosure and developments agreement with us. We agreed to provide severance payments to these executives in these circumstances based on the terms of the Amended and Restated Executive Severance Plan in order to provide a total compensation package that we believe to be competitive.

“Cause” means any of the following: the failure or refusal of the named executive officer to render services to us in connection with the performance of his duties; disloyalty, gross negligence, dishonesty or breach of fiduciary duty or breach of the other agreements executed in connection therewith; the commission by the named executive officer of an act of fraud, embezzlement or disregard of our rules or policies or the commission by the named executive officer of any other action which injures us; acts which, in the judgment of our Board of Directors, would tend to generate adverse publicity toward us; the commission of, or plea of nolo contendere to, a felony by the named executive officer; the commission of an act which constitutes unfair competition with us or which induces any of our customers to breach a contract with us; or a breach by the named executive officer of the terms of the non-competition and non-solicitation agreement or the employee non-disclosure and developments agreement between us and the named executive officer.

“Good Reason” means any of the following: material diminution in the named executive officer’s responsibilities, authority or duties; a material reduction in the named executive officer’s base salary except for across-the-board salary reductions similarly affecting all or substantially all management employees; the relocation of the office at which the named executive officer is principally employed to a location more than 50 miles from such office.

We are not obligated to pay any tax gross-ups or similar amounts to the named executive officers with respect to amounts payable to them under the Amended and Restated Executive Severance Plan. Amounts payable to our named executive officers under the Amended and Restated Executive Severance Plan will be reduced to an amount that would cause such officer to not be subject to any excise tax under Section 4999 of the Internal Revenue Code, to the extent such officer would benefit on a net after-tax basis by doing so.

If any of our named executive officers had been terminated without cause on December 31, 2012, the approximate value of the severance benefits, assuming no unused vacation time, under the Amended and Restated Executive Severance Plan would have been as follows: Mr. DeSisto — $887,596; Mr. Roberts — $350,996; Mr. Liamos — $394,496; Mr. Devlin — $330,496; and Mr. Diehl — $287,996. Also, any remaining unvested options granted to such named executive officer under the 2000 Stock Option and Incentive Plan and options granted under the 2007 Stock Option and Incentive Plan would have ceased vesting on that date.

If any of our named executive officers had been terminated for “cause” or if such named executive officer had terminated their employment for any other reason than “good reason”, on December 31, 2012 the approximate value of the severance benefits, assuming no unused vacation time, under the Amended and Restated Executive Severance Plan for each of the named officers would have been $0. Also, any remaining unvested options granted to such named executive officer under the 2000 Stock Option and Incentive Plan and the 2007 Stock Option and Incentive Plan would have ceased vesting on that date.

Upon a “change-in-control,” each named executive officer will be entitled to accelerated vesting for 100% of any unvested options granted under the 2007 Stock Option and Incentive Plan. Further, in the event that, within 12 months following a change-in-control, a named executive officer’s employment is terminated without cause, he experiences a material negative change in his compensation or responsibilities or he or she is required to be based at a location more than 50 miles from his current work location, any remaining unvested options granted under the 2000 Stock Option and Incentive Plan will become fully vested. “Change-in-control” means any of the following: a sale or other disposition of all or substantially all of our assets; or a merger or consolidation after which our voting securities outstanding immediately before the transaction cease to represent at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction. We agreed to provide payments to these executives in these circumstances in order to provide a total compensation package that we believed to be competitive. Additionally, the primary purpose of our equity-based incentive awards is to align the interests of our executives and our stockholders and provide our executives with strong incentives to increase stockholder value over time. As change-in-control transactions typically represent events where our stockholders are realizing the value of their equity interests in our Company, we believe it is appropriate for our executives to share in this realization of stockholder value, particularly where their employment is terminated in connection with the change-in-control transaction. We believe that this acceleration of vesting will also help to better align the interests of our executives with our stockholders in pursuing and engaging in these transactions.

If a change-in-control had occurred on December 31, 2012 and on that date each named executive officer had been terminated without cause, experienced a material negative change in his compensation or responsibilities or was required to be based at a location more than 50 miles from his current work location, the value of any then unvested options granted that would vest as a result of such change-in-control and such termination or other circumstance, for each named executive officer, calculated based on the spread between the exercise price of the unvested options and $21.22, which was the closing price for our common stock on The Nasdaq Global Market on December 31, 2012, would have been approximately as follows: Mr. DeSisto — $2,729,434; Mr. Roberts — $1,448,398; Mr. Liamos — $2,020,907; Mr. Devlin — $1,452,909; and Mr. Diehl — $937,869.

Director Compensation

Our Board of Directors approved the following compensation policy for all of our non-employee directors:

•	an annual retainer of $35,000;

•	an additional annual retainer of $10,000 to each of the Lead Director and Audit Committee chair;

•	an additional annual retainer of $6,000 to each of the Compensation Committee chair and Nominating and Corporate Governance Committee chair;

•	an additional annual retainer of $7,500 to each of the audit committee members, including the chair of the Audit Committee;

•

an additional annual retainer of $5,000 to each of the Compensation Committee and Nominating and Corporate Governance Committee members, including the chair of the Compensation Committee and the chair of the Nominating and Corporate Governance Committee;

•	upon initial election to our Board of Directors, a grant of an option to purchase 25,000 shares of our common stock; and

•	an annual grant of an option to purchase 4,000 shares of our common stock and 4,000 RSUs, such grant to be made effective on the third business day following our annual stockholders meeting.

All options granted to non-employee directors will have an exercise price equal to the closing price of our common stock on the date of grant and will vest 50% on the first anniversary of the grant date and 25% on each of the second and third such anniversaries, subject to continued service as a director. All RSUs granted to non-employee directors awarded in 2012 vest, subject to continued service as a director, in equal annual installments on each of the first three anniversaries of their date of grant. For federal income tax purposes, the director will generally be deemed to have received compensation income on each vesting date equal to the fair market value of the shares vesting on such date, and the Company will be entitled to a tax deduction for such amount as compensation expense.

The following table sets forth to the compensation paid to our non-employee directors’ during the year ended December 31, 2012. Directors who are employees of the Company do not receive any compensation for their service as directors.

2012 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	Total
Steven Sobieski	$52,500	$71,000	$44,040	$167,540
Regina Sommer	53,500	71,000	44,040	168,540
Joseph Zakrzewski	40,000	71,000	44,040	155,040
Sally Crawford	63,039	71,000	44,040	178,079
Daniel Levangie	39,375	71,000	44,040	154,415
W. Mark Lortz(2)	14,086	—	292,000	306,086
John Fallon, M.D.(3)	4,194	—	319,750	323,944

(1)	These amounts are based on the grant date fair value of the stock awards and the option awards in the year in which the grant was made in accordance with FASB ASC 718-10, excluding the impact of forfeitures. The assumptions we used for calculating the grant date fair values are set forth in notes 2 and 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. These amounts do not represent the actual amounts paid to or realized by directors for these awards during the year ended December 31, 2012. As of December 31, 2012, our non-employee directors held options to purchase shares of our common stock and unvested RSUs that had been granted by us as director compensation representing the following number of shares of our common stock: Ms. Crawford — options to purchase 40,000 shares and 12,000 RSUs; Mr. Sobieski — options to purchase 42,845 shares and 12,000 RSUs; Ms. Sommer — options to purchase 40,000 shares and 12,000 RSUs; Mr. Zakrzewski — options to purchase 40,000 shares and 12,000 RSUs; Mr. Levangie — options to purchase 29,000 shares and 4,000 RSUs; Mr. Lortz – options to purchase 25,000 shares; and Dr. Fallon – options to purchase 25,000 shares.

(2)	Mr. Lortz was appointed to the Board of Directors effective July 2012.

(3)	Dr. Fallon was appointed to the Board of Directors effective October 2012.

In addition to the compensation described above, we also reimburse all non-employee directors for their reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or any committees thereof.

PROPOSAL 2

APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF CERTAIN

EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, the Company is providing stockholders with the opportunity to vote on the compensation of the Company’s named executive officers as disclosed in this Proxy Statement. This is commonly known as a “say-on-pay” vote. Based on the most recent determination by the Company’s Board of Directors, the Company will include this non-binding, advisory vote in its Proxy Statement each year for at least the next four years. At the Annual Meeting, the Company is presenting to stockholders the following non-binding, advisory resolution on the approval of the compensation of the named executive officers:

“RESOLVED, that the stockholders of the Company approve the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.”

The compensation of the Company’s named executive officers that is the subject of the foregoing resolution is the compensation disclosed in the sections titled “Compensation Discussion and Analysis,” “Executive Compensation,” “Summary Compensation Table,” “Grants of Plan-Based Awards,” “Outstanding Equity Awards at Fiscal Year End,” “Option Exercises and Stock Vested,” and “Potential Payments upon Termination or Change-in-Control.” You are encouraged to carefully review these sections.

The section of this Proxy Statement titled “Compensation Discussion and Analysis” includes a detailed discussion of each of the following as it relates to the Company’s named executive officers:

•	the objectives of the Company’s compensation programs;

•	what the Company’s compensation programs are designed to reward;

•	each element of compensation;

•	why the Company chooses to pay each element of compensation;

•	how the Company determines the amount (and, where applicable, the formula) for each element to pay; and

•	how each compensation element and the Company’s decisions regarding that element fit into the Company’s overall compensation objectives.

The Board of Directors unanimously recommends that stockholders approve the foregoing resolution for the same reasons that the Company decided to provide this compensation to its named executive officers as articulated in the “Compensation Discussion and Analysis” section.

Vote Required; Effect of Vote

The approval of the resolution in this Proposal 2 requires that a majority of the shares voting on this Proposal 2 vote FOR such approval. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of the vote on this Proposal 2.

The resolution that is the subject of this Proposal 2 is a non-binding, advisory resolution. Accordingly, the resolution will not have any binding legal effect regardless of whether it is approved or not and will not be construed as overruling a decision by the Company or the Board of Directors or to create or imply any change to the fiduciary duties of the Company or the Board of Directors or any additional fiduciary duties for the Company or the Board of Directors. Furthermore, because this non-binding, advisory resolution primarily relates to compensation of the Company’s named executive officers that has already been paid or contractually committed, there is generally no opportunity for the Company to revisit those decisions. However, the Compensation Committee does intend to take the results of the vote on this Proposal 2 into account in its future decisions regarding the compensation of the Company’s named executive officers.

Recommendation of our Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THIS RESOLUTION.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the Audit Committee of the Board of Directors. The Audit Committee currently consists of Steven Sobieski (Chair), Regina Sommer and Daniel Levangie. None of the members of the Audit Committee is an officer or employee of the Company. Mr. Sobieski, Ms. Sommer and Mr. Levangie are each “independent” for Audit Committee purposes under the applicable rules of Nasdaq and the SEC. Ms. Sommer and Mr. Sobieski are each an “audit committee financial expert” as is currently defined under SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of the Company’s website at http://www.insulet.com .

The Audit Committee oversees the Company’s accounting and financial reporting processes on behalf of the Board of Directors. The Company’s management has the primary responsibility for preparing the Company’s financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the Company’s consolidated financial statements for the fiscal year ended December 31, 2012, including a discussion of, among other things, the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the Company’s financial statements.

The Audit Committee also reviewed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the results of their audit and discussed matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit and Finance Committees), as currently in effect, other standards of the Public Company Accounting Oversight Board, rules of the SEC and other applicable regulations. The Audit Committee has reviewed permitted services under rules of the SEC, as currently in effect, and discussed with Ernst & Young LLP their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, as currently in effect, and has considered and discussed the compatibility of non-audit services provided by Ernst & Young LLP with that firm’s independence.

The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal controls, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee,

Steven Sobieski (Chair)

Regina Sommer

Daniel Levangie

MATTERS CONCERNING OUR INDEPENDENT AUDITORS

The Audit Committee charter contains procedures for the pre-approval of audit and non-audit services (the “Pre-Approval Policy”) to ensure that all audit and permitted non-audit services to be provided to the Company have been pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of Ernst & Young LLP for specific audit and non-audit services, except that pre-approval of non-audit services is not required if the “de minimus” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before it may be provided by Ernst & Young LLP. All of the audit-related, tax and all other services provided by Ernst & Young LLP to the Company in the fiscal year ended December 31, 2012 were approved by the Audit Committee by means of specific pre-approvals or pursuant to the Pre-Approval Policy. All non-audit services provided in 2012 were reviewed with the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. For additional information concerning the Audit Committee and its activities with Ernst & Young LLP, see “Management — Audit Committee” and “Report of the Audit Committee of the Board of Directors.”

The Company expects that a representative of Ernst & Young LLP will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

Fees Billed by Ernst & Young LLP

The following table shows the aggregate fees for professional services rendered by Ernst & Young LLP to the Company for the fiscal years ended December 31, 2011 and 2012.

	Fiscal Year Ended December 31,
	2011	2012
Audit Fees	$1,204,390	$817,597
Audit-Related Fees	81,786	—
Tax Fees	96,000	110,000
All Other Fees	1,995	1,995
Total	$1,384,171	$929,592

Audit Fees

Audit Fees for both years consist of fees for professional services associated with the annual consolidated financial statements audit, review of the interim consolidated financial statements and services that are normally provided by Ernst & Young LLP in connection with statutory audits required in regulatory filings.

Tax Fees

Tax Fees consist of fees for professional services rendered for assistance with federal and state tax compliance.

All Other Fees

Other Fees for the years ended December 31, 2011 and 2012 consist of fees for using the on-line accounting research tools of Ernst & Young, LLP.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2013. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2002. The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of the Company’s independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. In making its determinations regarding whether to appoint or retain a particular independent registered public accounting firm, the Audit Committee takes into account the views of management and will take into account the vote of the Company’s stockholders with respect to the ratification of the appointment of the Company’s independent registered public accounting firm.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. He or she will have an opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.

Recommendation of our Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

STOCKHOLDER PROPOSALS

Stockholders who wish to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the 2014 Annual Meeting of Stockholders must ensure that their proposal is received by the Company no later than December 5, 2013, at the Company’s principal executive offices at 9 Oak Park Drive, Bedford, Massachusetts 01730, Attention: Secretary. The proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Stockholders who intend to present a proposal at the 2014 Annual Meeting of Stockholders without inclusion of the proposal in the Company’s proxy materials are required to provide notice of such proposal to the Company at its principal executive offices no later than February 1, 2014 and no earlier than January 2, 2014. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EDT, on May 14, 2013.

Vote by Internet • Go to www.investorvote.com/PODD • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals — The Board of Directors recommends a vote FOR all of the director nominees and FOR Proposals 2 and 3.

1.	Election of Class III Directors:	For	Withhold				For	Withhold		For	Withhold	+
	01 - Duane DeSisto	☐	☐	02 - Steven Sobieski			☐	☐	03 - W. Mark Lortz	☐	☐
* Each to serve for a three-year term and until his successor has been duly elected and qualified or until his earlier resignation or removal.

				For	Against	Abstain
2.	To approve, on a non-binding, advisory basis, the compensation of certain executive officers.			☐	☐	☐
3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.			☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01L3RB

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Insulet Corporation

Notice of 2013 Annual Meeting of Stockholders

Goodwin Procter LLP

Second Floor Conference Center

Exchange Place

53 State Street

Boston, MA 02109

Proxy Solicited by Board of Directors for Annual Meeting — May 15, 2013 at 8:30 a.m.

Duane DeSisto and R. Anthony Diehl, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Insulet Corporation to be held on May 15, 2013 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR each of the director nominees, and FOR Proposals 2 and 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

(Items to be voted appear on reverse side.)